UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Superior Energy Services, Inc.
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1001 Louisiana Street, Suite 2900

Houston, Texas 77002

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team, it is my pleasure to invite you to attend our 2014 annual meeting of stockholders on May 14, 2014 at 9:00 a.m. Central Time. The meeting will be held at our headquarters located at 1001 Louisiana Street, Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors, as well as our senior management team.

The formal notice of the annual meeting and proxy statement that follow provide important information regarding the matters to be voted on at the meeting, as well as information regarding other items of interest to our stockholders.

Your vote is very important to us. I encourage you to vote your shares by returning the enclosed proxy or voting instruction card, or by following the instructions for Internet or telephone voting printed on the proxy or voting instruction card. Even if you intend to attend the meeting in person, I encourage you to vote your shares in advance.

Thank you for your ongoing ownership and support. We hope to see you at our annual meeting.

David D. Dunlap

President and Chief Executive Officer

April 14, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The annual meeting of stockholders of Superior Energy Services, Inc. will be held at 9:00 a.m., Central Time, on Wednesday, May 14, 2014, at our headquarters located at 1001 Louisiana Street, Houston, Texas, 77002. At the annual meeting, our stockholders will be asked to vote on the following proposals:

1.	the election of the nine director nominees named in this proxy statement (Proposal 1);

2.	an advisory vote on the compensation of our named executive officers (Proposal 2);

3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014 (Proposal 3);

4.	to vote on one stockholder proposal, if presented at the annual meeting (Proposal 4); and

5.	any other business that may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 4. Only holders of record of shares of our common stock as of the close of business on March 31, 2014 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it promptly in the enclosed envelope, or submit your proxy and/or voting instructions by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares of our common stock in person, even if you have sent in your proxy.

By Order of the Board of Directors,

Greg Rosenstein

Executive Vice President and Secretary

Houston, Texas

April 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON May 14, 2014.

This proxy statement and the 2013 annual report

are available at https://materials.proxyvote.com/868157

SUPERIOR ENERGY SERVICES, INC.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING

This proxy statement is being mailed to our stockholders on or about April 14, 2014.

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 31, 2014, the record date for the annual meeting, and are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction card and a copy of our 2013 annual report, are being mailed to our stockholders on or about April 14, 2014. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares of our common stock.

Q:	On what matters will I be voting?

A:	At the annual meeting, our stockholders will be asked to (i) elect the nine director nominees, (ii) hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” proposal), (iii) ratify the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for 2014, (iv) consider one stockholder proposal, if presented at the annual meeting, and (v) consider any other business that may properly come before the meeting.

Q:	When and where will the annual meeting be held?

A:	The meeting will be held at 9:00 a.m., Central Time, on Wednesday, May 14, 2014, at our headquarters located at 1001 Louisiana Street, Houston, Texas, 77002. To obtain directions to our headquarters and vote in person, please contact us at (713) 654-2200.

Q:	How many votes may I cast?

A:	You have one vote for every share of our common stock that you owned on the record date for the annual meeting.

Q:	How many shares of our common stock are eligible to be voted?

A:	As of the record date for the annual meeting, we had 157,090,547 shares of our common stock outstanding, each of which entitles the holder to one vote.

Q:	How many shares of our common stock must be present to hold the annual meeting?

A:	Our Bylaws provide that a majority of the outstanding shares of our common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. As of the record date, 78,545,274 shares of our common stock constitute a quorum. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your broker, bank or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

Q:	What are my voting options on each proposal? How does our Board recommend that I vote? How many votes are required to approve each proposal?

Proposal	Your Voting Options	Board’s Recommendation	Vote Required to Approve the Proposal
No. 1: Election of the nine director nominees	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for all or none or one of the nominees	FOR each of the nine director nominees	Directors will be elected by plurality. That means the nominees who receive the greatest number of “for” votes will be elected, except that a nominee who receives a greater number of “withhold” than “for” votes must tender his resignation

No. 2: Approval of the say-on-pay proposal (advisory)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of our executive compensation as disclosed in this proxy statement	Affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal

No. 3: Ratification of KPMG as our independent registered public accounting firm for 2014	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR ratification of our selection of KPMG as our independent auditor for 2014	Affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal

No. 4: Consideration of the stockholder proposal included in this proxy statement, if presented at the annual meeting	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	AGAINST the stockholder proposal	Affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” In this case, we have sent the proxy materials directly to you.

If your shares of our common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name.” In this case, the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet. You should also be aware that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the annual meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	What happens if I complete the proxy or voting instruction card? What if I don’t vote for a proposal? On which proposals may my shares be voted without receiving voting instructions from me?

A:	If you properly complete, sign, date and return a proxy or voting instruction form, your shares will be voted as you specify.

If you are a stockholder of record and you do not submit voting instructions on your returned proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above.

If you are a beneficial owner, under the rules of the New York Stock Exchange (NYSE), your broker, bank or other nominee may generally vote your shares on routine matters without receiving voting instructions from you but cannot vote your shares on non-routine matters. Of the proposals, only the ratification of the appointment of KPMG as our independent registered public accounting firm for 2014 is a routine matter. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on the remainder of the proposals, the organization will not have the authority to vote your shares of our common stock on those matters. This is generally referred to as a “broker non-vote.”

Q:	What are the effects of abstentions and broker non-votes on each proposal?

A:	Abstentions will:

•	have no effect on the election of directors (Proposal 1).

•	have the effect of a vote “AGAINST” the remainder of the proposals (Proposal 2, Proposal 3 and Proposal 4).

Broker non-votes will:

•

have no effect on the election of directors (Proposal 1), the say-on-pay proposal (Proposal 2), and the stockholder proposal (Proposal 4) since the stockholder of record of these shares is not entitled to vote on the specific matter without instructions from the beneficial owner.

•	not occur with respect to ratification of the appointment of KPMG as our independent registered public accounting firm for 2014 (Proposal 3), since this is a routine matter and a broker, bank or other nominee can vote on Proposal 3 without instructions from the beneficial owner. However, if the broker, bank or other nominee does not vote on Proposal 3, an abstention will occur.

Q:	How do I vote?

A:	You may vote using any of the following methods depending on if you are a stockholder of record or a beneficial owner.

Proxy card or Voting Instruction Card by Mail: Be sure to complete, sign and date such card and return it in the prepaid envelope.

Telephone or Internet: Stockholders of record can vote via the Internet 24 hours a day, seven days a week until 11:59 p.m. on May 13, 2014 at www.voteproxy.com. Please have your proxy card available when you access the website. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the instructions on how to submit your voting instructions in the materials you receive from such organization.

In person at the annual meeting: All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by properly designating such person as your proxy. If you are a beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote your shares at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Q:	Who pays for soliciting proxies?

A:	We pay all expenses incurred in connection with the solicitation of proxies to vote at the annual meeting. We have retained Georgeson Stockholder Communications, Inc., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, for an estimated fee of $11,500 plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers and other nominees holding shares of our common stock beneficially owned by others to send this proxy statement, the proxy card and our 2013 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such organization for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Q:	Could other matters be decided at the meeting?

A:	Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our

Bylaws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the annual meeting, the proxy holder will vote any shares of our common stock for which he holds a proxy in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be used to vote your shares at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of our Board is currently fixed at ten directors, and our directors are elected annually. On March 14, 2014, the Nominating and Corporate Governance Committee (the Corporate Governance Committee) recommended, and our Board nominated, each of our then-current directors to serve another one-year term of office. Subsequently, Mr. Ernest E. “Wyn” Howard, III, passed away due to illness. Mr. Howard served as a member of our Board with honor and distinction since 2005, and his leadership and experience, as well as his friendship, will be missed by all of our Board members and management team.

Our Board and Corporate Governance Committee believe that nominating a director to serve the Company is a significant undertaking that requires a thoughtful and diligent process, both in the identification of a pool of potential candidates and in the determination regarding which specific candidate will best serve the Company. Due to the timing of Mr. Howard’s death, there has been insufficient time for the Corporate Governance Committee to fully evaluate potential candidates. As neither the Corporate Governance Committee nor our Board believe it would be in our stockholders’ best interest to rush this process, our Board did not nominate anyone to fill the seat formerly held by Mr. Howard at the annual meeting. Rather, the Corporate Governance Committee will commence this process promptly following our annual meeting. The vacancy will be filled by the vote of a majority of our directors, as specified in our Bylaws. In selecting a nominee to serve as the tenth member of our Board, the Corporate Governance Committee will strictly adhere to the principles outlined in our Corporate Governance Principles and will place an emphasis on diversity of background, experience, gender, race and skills among the candidates considered. See “Corporate Governance Director Nominee Qualifications.”

Proxies cannot be used to vote a share more than one time for each of the nine nominees. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the nine director nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any director nominee should decline or be unable to serve for any reason, and you have returned a proxy card, the proxy holder will vote your shares for a substitute candidate nominated by our Board. Each of the director nominees has advised us that he will serve on our Board if elected.

Information About Director Nominees

The biographies below provide certain information as of the record date, March 31, 2014, for each director nominee. The information includes the person’s tenure as a director, business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and our Board to determine that the person should be nominated to serve as a director of the Company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name and Age	Principal Occupation, Business Experience, Qualifications and Skills and Other Public Company Directorships	Director Since

Harold J. Bouillion, 70	Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. From 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002. Mr. Bouillion is a certified public accountant.	2006

	Mr. Bouillion’s tax and financial planning services experience and his 36-year career in tax with an international accounting firm, where he served in various leadership positions, make him a valuable member of our Board and the Audit Committee and distinctively qualified to chair the Compensation Committee. His prior management experiences, as well as service with other private and non-profit organizations, adds valuable perspectives to the challenges faced at the board level.

Enoch L. Dawkins, 76	Mr. Dawkins has over 50 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration Company (known as ODECO), a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins began his career as a drilling engineer with The California Co., a predecessor to Chevron USA. Mr. Dawkins was previously on the board of Murphy Oil Canada, Ltd.	2003

	Mr. Dawkins’ employment history as an executive in the domestic and international oil and gas industry makes him uniquely suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on our Board. Mr. Dawkins’ service on other private, non-profit and industry boards allows him to provide our Board with a variety of perspectives on corporate governance issues.

Name and Age	Principal Occupation, Business Experience, Qualifications and Skills and Other Public Company Directorships	Director Since

David D. Dunlap, 52	Mr. Dunlap has served as CEO since 2010 and President since 2011. Prior to joining the Company, from 2007 to 2010 Mr. Dunlap served as Executive Vice President — Chief Operating Officer of BJ Services Company (BJ Services), a well services provider. He joined BJ Services in 1984 as a District Engineer. Prior to being promoted to Executive Vice President — Chief Operating Officer, Mr. Dunlap held the position of Vice President — International Division from 1995 to 2007. Prior to 1995, he served as Vice President — Sales for the Coastal Division of North America and U.S. Sales and Marketing Manager for BJ Services. Mr. Dunlap currently serves as a director of Linn Energy, LLC and as director and trustee on the boards of numerous non-profit organizations.	2010

	Mr. Dunlap has worked and held leadership positions in the oil and gas industry for more than 30 years. Under his direction, BJ Services significantly expanded internationally and successfully transformed into a global leader in multiple well service product lines, demonstrating his exceptional leadership abilities in developing and executing a global business strategy. His extensive knowledge, experience and expertise and his insight on global expansion in the oil and gas industry make him a valuable member of our Board and uniquely position him to assist our Board in the successful implementation of our business strategy.

James M. Funk, 64	Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 35 years of experience in the energy industry. Dr. Funk served as Senior Vice President of Equitable Resources (now EQT Corporation) and President of Equitable Production Co. from June 2000 to 2003. Prior to such positions, Dr. Funk worked for 23 years with Shell Oil Company and its affiliates. Dr. Funk previously served on the boards of Westport Resources (2000 to 2004), Matador Resources Company (2003 to 2008) and Sonde Resources Corp. (2009 to 2014). Dr. Funk currently serves as a Director of Range Resources Corporation. Dr. Funk is a Certified Petroleum Geologist.	2005

	Dr. Funk’s extensive experience in the energy industry in similar areas as our operations, along with his strong technical experience, gives him a unique understanding of our business and the challenges and strategic opportunities facing us. His senior executive leadership in the energy industry qualifies him to serve as our Lead Director and provides each of the Compensation and Corporate Governance Committees with substantial personnel management experience. In addition, his current and past service on the board of directors of a number of public companies adds valuable perspective in connection with the role of the board and positions him well to handle challenges faced at the board level.

Name and Age	Principal Occupation, Business Experience, Qualifications and Skills and Other Public Company Directorships	Director Since

Terence E. Hall, 68	Mr. Hall has served as the Chairman of the Board since 1995. Mr. Hall is the founder of the Company and served as CEO of the Company and its predecessors from 1980 until 2010. Mr. Hall also currently serves as a director of the Hancock Holding Company (Hancock), and previously served on the Whitney Holding Corp.’s board of directors prior to its merger with Hancock in 2011.	1995

	As founder of the Company, Mr. Hall led the Company through tremendous growth through all industry cycles. His detailed knowledge of every aspect of our business and perspective regarding strategic and operational opportunities and challenges facing the Company and the oil and gas industry enable him to guide our business strategy and focus our Board on the most significant business issues.

Peter D. Kinnear, 67	Mr. Kinnear has held numerous management, operations, and marketing roles with FMC Technologies, Inc. (FMC) and FMC Corporation since 1971. Mr. Kinnear served as Chief Executive Officer from 2007 to 2011 of FMC, Chairman of the board from 2008 to 2011, as President from 2006 to 2010 and as Chief Operating Officer from 2006 to 2007. Mr. Kinnear also serves on the board of directors of Stone Energy Corporation. In addition to serving as trustee or director of various non-public entities, he previously served on the board of directors of Tronox Incorporated (from November 2005 to December 2010) and FMC (from October 2008 through October 2011).	2011

	Mr. Kinnear’s experience in numerous roles of management, operations and marketing in the global energy industry brings extensive knowledge and leadership skills to our Board. His management and board experience gives him a thorough understanding of industry regulations and public policy applicable to the industry, experience and understanding of the different cultural, political and regulatory requirements from international operations and extensive oil service industry experience. This experience makes Mr. Kinnear highly qualified to serve on the Audit Committee and the Corporate Governance Committee.

Name and Age	Principal Occupation, Business Experience, Qualifications and Skills and Other Public Company Directorships	Director Since

Michael M. McShane, 59	Mr. McShane serves as an Advisor to Advent International, a global private equity fund. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc. from 2002 until the completion of its merger with National Oilwell Varco, Inc. in 2008, having also served as the chairman of its board from 2003 to 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and a director of BJ Services Company from 1990 to 2002, and Vice President — Finance from 1987 to 1990 when BJ Services was a division of Baker-Hughes Incorporated. Mr. McShane previously served as director of Complete Production Services, Inc. (Complete) from 2007 until the Company’s acquisition of Complete in 2012. Mr. McShane also serves as a director of Spectra Energy Corp, Oasis Petroleum Inc. and Forum Energy Technologies, Inc.	2012

	Mr. McShane’s institutional knowledge of Complete’s operations and management, as well as his knowledge of the global oil and gas industry generally, provides insight to our Board. His experience and knowledge in the energy industry from a career spanning more than 30 years, including serving in a variety of executive management and financial leadership positions, provide our Board excellent perspective and experience. Mr. McShane’s experience and finance and accounting background make him highly qualified to serve on the Audit Committee and the Compensation Committee.

W. Matt Ralls, 64	Mr. Ralls has been the Chief Executive Officer and a director of Rowan Companies, Inc. (Rowan) since 2009, and has announced that he will step down as Chief Executive Officer in late April 2014 and will assume the role of Executive Chairman. He served as President of Rowan from 2009 to 2013. Mr. Ralls served as Senior Vice President and Chief Financial Officer from 2001 to 2005 and as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in 2007. In addition to serving as a director of Rowan, Mr. Ralls serves as a director of Cabot Oil and Gas Corporation and the American Petroleum Institute. Mr. Ralls previously served as a director of El Paso Pipeline Partners L.P from 2008 to 2009 and Complete from 2005 until the Company’s acquisition of Complete in 2012.	2012

	Mr. Ralls’ institutional knowledge of Complete’s operations and management, as well as extensive financial and senior executive management experience at companies focusing on the various phases of the drilling and production industry, provides insight to our Board. Our Board also benefits from his extensive leadership and financial knowledge in the global oil and gas drilling and production industry, making him highly qualified to serve on the Compensation Committee and the Corporate Governance Committee.

Name and Age	Principal Occupation, Business Experience, Qualifications and Skills and Other Public Company Directorships	Director Since

Justin L. Sullivan, 74	Mr. Sullivan has been a private investor and has served as a business consultant since 1993. Prior to 1993, he held senior operating and financial management positions with various companies in the forest products industry, including Plywood Panels, Inc. and its predecessors where he served as President from 1992 until 1993 and Vice President, Treasurer and Director from 1967 until 1992. Mr. Sullivan was an accounting faculty member of the University of New Orleans and Tulane University for over ten years. Mr. Sullivan is a certified public accountant.	1995

	As our longest serving non-management director, Mr. Sullivan provides important institutional knowledge to our Board. Mr. Sullivan’s educational background, experience in financial management and extensive involvement in accounting matters provide him with the necessary skills to chair the Audit Committee and evaluate financial results and generally oversee the financial reporting process of the Company. Mr. Sullivan’s significant business and accounting experience provides insight into strategies and solutions to address an increasingly complex business environment to our Board and the Corporate Governance Committee.

Vote Required

The election of directors will be decided by plurality vote in compliance with our majority voting policy, which means that the nine director nominees receiving the highest number of affirmative votes cast will be elected to our Board provided no director nominee receives a greater number of “withhold” than “for” votes in an uncontested election. In the event a director nominee receives a greater number of “withhold” than “for” votes they will provide their resignation for consideration. See “Corporate Governance — Election of Directors.”

Our Board unanimously recommends that stockholders vote FOR each of the nine director nominees named in this proxy statement.

CORPORATE GOVERNANCE

Our Board is responsible for our management and direction and for establishing broad corporate policies. Our Board regularly discusses the Company’s organizational needs, managing its growth, competitive challenges, the potential of senior leadership, future development and possible emergency situations to help provide strategic plans. Our Board also actively focuses on succession planning and management development activities, seeking input from members of our Board and senior management to find candidates for potential successors to the CEO and other senior executives.

Election of Directors

Our Corporate Governance Principles provide that in a director election where the only director nominees are those nominated by our Board (an uncontested election), if a director nominee receives a greater number of votes withheld from his election than for his election (a “majority withheld vote”) the nominee is required to tender his resignation, after certification of the stockholder vote, for consideration by the Corporate Governance Committee. The Corporate Governance Committee will consider the resignation and recommend to our Board whether to accept it or take other action, including rejecting the tendered resignation and addressing the apparent underlying cause of the majority withheld vote.

In making its recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including without limitation (i) the underlying cause of the majority withheld vote (if it can be determined), (ii) the length of service and qualifications of the director whose resignation has been tendered, (iii) the director’s contributions to the Company, (iv) the current mix of skills and attributes of directors on our Board, (v) whether, by accepting the resignation, the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and (vi) whether or not accepting the resignation is in the best interests of the Company and its stockholders.

Our Board will act on the Corporate Governance Committee’s recommendation at its first regularly scheduled meeting following certification of the stockholder vote, or within 120 days after the certification if a regular board meeting is not scheduled within that time. Our Board will consider the same criteria as the Corporate Governance Committee, as well as any additional information and factors it believes are relevant. Our Board’s decision and process will then be disclosed in a periodic or current report filed with the Securities and Exchange Commission (SEC).

Director Independence; Board’s Leadership Structure

Our Board determined that the following directors are “independent” within the meaning of the NYSE listing standards: Harold J. Bouillion, James M. Funk, Peter D. Kinnear, Ernest E. Howard, III, Michael M. McShane, W. Matt Ralls and Justin L. Sullivan. Subsequently, Mr. Howard passed away due to illness. Of the remaining non-management directors, our Board is not able to consider Enoch L. Dawkins “independent” under NYSE listing standards because his son-in-law is a consulting principal with KPMG, our independent registered public accounting firm. Mr. Dawkins’ son-in-law joined KPMG after Mr. Dawkins joined our Board in 2003, and he provides Sarbanes-Oxley compliance and enterprise risk management advisory services to public company clients with no affiliation to the Company. KPMG has been our independent registered public accounting firm since we went public in 1995. Although our Board does not believe, on our facts, that there has ever been a “conflict,” under NYSE listing standards we cannot consider Mr. Dawkins independent. Our Board also is not able to consider our Chairman, Terence E. Hall, “independent” because he is currently a party to a senior advisor agreement with the Company pursuant to which he receives compensation in excess of $120,000 per year. In addition, Mr. Dunlap, our President and CEO, is not considered an independent director because he is a member of our management team and receives compensation for his services to the Company.

Our Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined, considering the tenure and experience of the CEO along with the broader economic and operating environment of the Company. This approach allows our Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. We have separated the role of Chairman and CEO since April 2010, when our Board appointed David D. Dunlap as CEO of the Company, at which time Mr. Hall assumed the role of Executive Chairman of the Board to, among other things, facilitate the transition of Mr. Dunlap as CEO. Mr. Hall served in this capacity through December 10, 2010, at which time he assumed the position of Chairman of the Board and senior advisor.

Mr. Hall continues to serve as Chairman of the Board. As former CEO and founder of the Company, Mr. Hall possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the most critical matters. Our Board determined that the separation of these roles would maximize management’s efficiency by allowing our CEO to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing guidance to and oversight of management.

As described above, six of our nine current directors are independent, and our Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, our Board has adopted a policy providing that the non-management directors meet regularly in executive session.

Under our Corporate Governance Principles, our Board may annually elect a non-management Lead Director who has been recommended by the Corporate Governance Committee. If elected, the Lead Director will communicate any issues discussed by the non-management directors back to the CEO and Chairman, confer with the CEO and Chairman at intervals between Board meetings, and assist in planning for Board and Board committee meetings. In addition, he will act as a liaison between our Board and the CEO and Chairman to ensure close communication and coordination between them and to promote a harmonious and effective relationship. Mr. Dawkins served as our Lead Director since the position was established in 2006. Effective March 14, 2014, our Board elected Mr. Funk to succeed Mr. Dawkins as Lead Director. During his tenure as Lead Director, Mr. Dawkins successfully acted as the liaison between the non-management directors and the CEO and Chairman and has provided the Company with effective and valued independent insight. The Board appreciates Mr. Dawkins’ commitment to his role as Lead Director of the Board for over seven years.

Our Board believes that the foregoing leadership structure and polices strengthen board leadership, foster cohesive decision-making at the board level, solidify director collegiality, improve problem solving and enhance strategy formulation and implementation.

Meetings of our Board; Meeting Attendance

There were four Board meetings in 2013. Each of our directors attended at least 75% of the meetings of our Board and any of its committees of which he was a member. Our Board has adopted a policy that recommends that all directors personally attend each annual meeting of stockholders. At the 2013 annual meeting of stockholders held on June 6, 2013, all but one of our directors were in attendance.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees regularly report back to the full Board with specific findings and recommendations in their areas of oversight and liaise regularly with the Chairman and Lead Director. Our Board has affirmatively determined that each member of our standing committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria applicable to audit and compensation committees) set forth in the NYSE listing standards and SEC rules. The members during 2013 and primary functions of each board committee are described below.

Audit Committee*	Primary Functions of the Committee	Meetings in 2013
J.L. Sullivan, Chairman H.J. Bouillion E.E. Howard III** P.D. Kinnear M.M. McShane *Each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC	• retain, terminate, oversee, and evaluate the independent registered public accounting firm	4
	• review and discuss annual and quarterly financial statements, earnings releases, earnings guidance
	• review critical accounting policies, accounting treatments and determine if there are any recommendations to improve controls or procedures
	• discuss risk assessment, legal matters or any matters pertaining to the integrity of management
	• please also see “Audit Committee Report” included in this proxy statement
Compensation Committee	Primary Functions of the Committee	Meetings in 2013
H.J. Bouillion, Chairman J.M. Funk M.M. McShane W.M. Ralls	• establish, evaluate, approve and review the compensation philosophy of the Company, its executives, and CEO	5
	• review and approve corporate goals and objectives for compensation
	• review incentive compensation and other stock-based plans
	• administer, approve and recommend awards under non-qualified programs and supplemental benefits
	• please also see “Compensation Committee Report on Executive Compensation” included in this proxy statement

Nominating and Corporate Governance Committee	Primary Functions of the Committee	Meetings in 2013
E.E. Howard III, Chairman** J.M. Funk P.D. Kinnear W.M. Ralls J.L. Sullivan	• lead search for director nominees and recommend director nominees to our Board	3
	• review committee structure and recommend committee appointments
	• develop and recommend to our Board an annual self-evaluation process
	• review director compensation
	• develop, recommend to our Board and implement our Corporate Governance Principles

**	Mr. Howard passed away on March 26, 2014

Each of our Board’s standing committees has adopted a written charter that has been approved by our Board. Copies of these charters, as well as copies of our Corporate Governance Principles and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com and are available in print upon request to our Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

Compensation Committee

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (PM&P), an independent compensation consultant, to advise the Compensation Committee on matters relating to executive compensation and assist it in maintaining and administering our executive compensation programs. The Compensation Committee annually requests PM&P to conduct an executive compensation review to evaluate the compensation of our senior executives relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Principles and Processes — Role of Compensation Consultants” herein for more information.

Our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act). In December 2011, the Compensation Committee delegated authority to our CEO, subject to the following conditions:

•	the CEO may grant awards relating to no more than 100,000 shares of our common stock in any fiscal year, and awards relating to no more than 20,000 shares to any one participant;

•	the CEO must approve the grant in writing during an open window period, with the grant date being the date of the written approval or a future date; and

•	the CEO must report the grants to the Compensation Committee at its next meeting.

Director Nominee Qualifications

The Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the appropriate skills and characteristics required of directors in accordance with our Corporate Governance Principles and evaluating whether the current members of our Board as a group possess those skills and characteristics. Our Corporate Governance Principles provide that our Board will nominate director candidates who represent a mix of backgrounds and experiences that enhance the quality of our Board’s deliberations and decisions. Our Board believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board. As a result, our Board will seek diversity of background, experience, gender, race and skills among its members.

When seeking candidates for director, other than potential candidates who are current directors standing for re-election, the Corporate Governance Committee will identify potential director nominees through business and other contacts. The Corporate Governance Committee will also consider candidates for director recommended by stockholders in accordance with the procedures described in our Bylaws and may also choose to retain a professional search firm to identify potential director nominees. We did not pay any fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees for election at the annual meeting.

When the Corporate Governance Committee selects candidates, it is looking for director nominees:

•	with a mix of backgrounds and experiences;

•	having substantial experience with one or more publicly-traded domestic or multinational companies;

•	having achieved high distinction of success in their respective fields;

•

displaying the personal attributes necessary to be an effective director, including having unquestioned integrity, sound judgment, independence in fact and mindset, and the ability to operate collaboratively; and

•	commitment to the Company and its stockholders.

Our Board is particularly interested in maintaining a mix that includes, but is not necessarily limited to, active or retired chief executive officers and senior executives, particularly those with significant management experience in operations, international business, finance, accounting or significant targeted expansion areas for the Company. The committee evaluates a potential director nominee by considering whether the potential candidate meets the expectations described above, as well as considering the following factors:

•

whether the potential director nominee has experience and expertise that is relevant to our business and/or industry, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential director nominee has knowledge regarding issues affecting us;

•

whether the potential director nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company or of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•

whether there are factors that could affect the ability or willingness of the potential director nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

There are no differences in the manner in which the Corporate Governance Committee evaluates a candidate for nomination as a director suggested by stockholders using the process set forth in our Bylaws. See “2015 Stockholder Nominations and Proposals” for information on a stockholder proposing a candidate for consideration for nomination as a director, in accordance with our Bylaws and Corporate Governance Principles. For the annual meeting, we did not receive notice of director nominations from any stockholder.

In addition, with respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for re-election, the Corporate Governance Committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to our Board. In 2013, we updated our Corporate Governance Principles to revise our Board’s retirement age. Rather than requiring directors to retire at the annual meeting following a director’s 75th birthday, directors are expected to retire at this time unless asked by our Board to continue to serve. In 2013, Mr. Dawkins celebrated his 75th birthday, and due to his active involvement and significant contributions to our Board, prior positive feedback from investors regarding the composition of our Board, and the insight he provides as a result of his extensive experience in the domestic and international oil and gas industry, our Board requested that he continue to serve and has nominated him for re-election.

Role of our Board in Risk Oversight

Our Board is responsible for the oversight of risk, while assessing and managing risk is the responsibility of management. It is management’s responsibility to anticipate, identify and communicate risks to our Board and its committees so that our Board can better understand the risks the Company faces, the steps management takes to manage these risks and the level of risk that is appropriate for the Company at any given time. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with our Board at each regularly scheduled meeting.

While our Board has primary responsibility for risk oversight, each of its standing committees support our Board by addressing various risks in their respective areas of oversight. For instance, the Audit Committee maintains responsibility related to our financial reporting, audit process, and internal control over financial reporting and disclosure controls and procedures. The Compensation Committee endeavors to develop a program of incentives that encourages an appropriate level of risk-taking behavior consistent with our long-term business strategy and also reviews the leadership development of our employees. The Corporate Governance Committee conducts assessments of nominees to our Board and is charged with developing and recommending to our Board any policies, corporate governance principles and the structure, leadership and membership of our Board committees, including those policies and principles related to, affecting or concerning risk oversight of our Board and its committees.

Director Stock Ownership Guidelines

The Company maintains stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is expected to own shares of our common stock equal in value to five times the annual retainer paid to the non-management directors. In addition to shares of our common stock, the restricted stock units held by the directors count towards their ownership requirements. As of the record date, March 31, 2014, all of our non-management directors exceeded the required ownership level. New directors have three years from joining our Board to meet the threshold. See “Ownership of Securities — Management and Director Stock Ownership” for the number of shares of our common stock beneficially owned by our non-management directors.

Communications with our Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Drive, Suite 2900, Houston, Texas 77002. The Secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2013, none of Messrs. Bouillion (Chairman), Funk, McShane or Ralls, who comprised the Compensation Committee, were officers or employees of the Company or any of our subsidiaries or had any relationships requiring disclosure in this proxy statement under “Certain Transactions,” and none of our executive officers served as a member of the compensation committee of another entity or as a director of another entity whose executive officers served on our Board or the Compensation Committee. No member of the Compensation Committee is a former officer of the Company.

DIRECTOR COMPENSATION

During 2013, our non-management directors received:

•	an annual retainer of $67,500;

•	an additional annual fee of $20,000 for the chairman of the Audit Committee;

•	an additional annual fee of $15,000 for the chairman of the Compensation Committee;

•	an additional annual fee of $10,000 for the chairman of the Corporate Governance Committee;

•	an additional annual fee of $25,000 for the Lead Director; and

•	a $2,000 fee for each Board and committee meeting attended.

To closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in the form of an equity award. Since 2004, the equity award has been granted in restricted stock units (RSUs) on the day following each annual meeting of our stockholders, with the number of RSUs granted determined by dividing the equity compensation amount, as set by our Board, by the closing price of our common stock on the day of the annual meeting, and rounding up to the next whole share. In addition, if the director’s initial election or appointment does not occur at an annual meeting, they will receive a pro rata number of RSUs based on the number of full calendar months between the date of election or appointment and the first anniversary of the previous annual meeting. The equity compensation amount for 2013 was $200,000, and has remained the same for 2014.

Beginning with the RSUs granted in 2013, RSUs vest and pay out in shares of our common stock on the date of the next year’s annual meeting, subject to each director’s ability to elect to defer receipt of the shares of our common stock under our Directors Deferred Compensation Plan.

Under our Directors Deferred Compensation Plan, non-management directors may elect to defer compensation received from the Company for service on our Board. Deferred cash compensation will earn a rate of return based on hypothetical investments in certain mutual funds from which the director may select, and deferred restricted stock units will be paid out in shares of our common stock and will be credited with dividend equivalents for any dividends paid on our common stock. Director participants may elect the timing of the distributions of their deferred compensation, which may be made in a lump sum payment or installments, provided that all payments are made no later than 10 years following the director’s termination of service on our Board.

Senior Advisor Agreement with Mr. Hall.  Mr. Hall and the Company are parties to a senior advisor agreement, which expires May 31, 2015 and provides for an annual advisory fee of $400,000 and the continuation of health benefits. If the Company terminates this agreement for any reason prior to this date (including as a result of Mr. Hall’s death or disability), Mr. Hall will receive (i) the annual advisory fee for the remainder of the term in a lump sum and (ii) continuation of the health benefits for the remainder of the term.

The table below summarizes the compensation of our non-management directors for 2013. Mr. Dunlap does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “2013 Summary Compensation Table” under “Executive Compensation.” All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2013 Director Compensation

Name	Fees Earned Or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Mr. Bouillion	$108,500	$200,004	—	$308,504
Mr. Dawkins	$100,500	$200,004	—	$300,504
Mr. Funk	$91,500	$200,004	—	$291,504
Mr. Hall(4)	$75,500	$200,004	$613,490	$888,994
Mr. Howard	$95,500	$200,004	—	$295,504
Mr. Kinnear	$85,500	$200,004	—	$285,504
Mr. McShane	$89,500	$200,004	—	$289,504
Mr. Ralls	$91,500	$200,004	—	$291,504
Mr. Sullivan	$109,500	$200,004	—	$309,504

(1)	Amounts shown reflect fees earned by the directors for their service on our Board during 2013.

(2)	Amounts reflect the aggregate grant date fair value of the RSU awards. RSUs are valued at the closing sale price per share of our common stock on the day prior to the date of grant. On June 7, 2013, each non-employee director received an award of 7,474 RSUs. The grant of 7,474 RSUs had a grant date fair value of $26.76 per unit.

(3)	As of December 31, 2013, the non-management directors had the following RSUs and option awards outstanding:

Director	Restricted Stock Units	Options
Mr. Bouillion	45,007	—
Mr. Dawkins	52,097	—
Mr. Funk	48,836	—
Mr. Hall	22,237	1,356,988
Mr. Howard	49,321	—
Mr. Kinnear	19,064	—
Mr. McShane	17,911	—
Mr. Ralls	17,911	—
Mr. Sullivan	52,097	—

(4)	The amount reflected in “All Other Compensation” includes the following amounts provided for under Mr. Hall’s senior advisor agreement: (i) $400,000 received as advisory fees, (ii) $201,456 representing the Company’s reimbursement of fuel costs and services of a pilot, and (iii) $12,034 representing payments under the Exec-U-Care program.

OWNERSHIP OF SECURITIES

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned by holders as of the record date, March 31, 2014, known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	12,845,022	(2)	8.1%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,982,728	(3)	5.6%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	8,403,242	(4)	5.3%

(1)	Based on 157,090,547 shares of our common stock outstanding as of March 31, 2014.

(2)	In Amendment No. 4 to the Schedule 13G filed on January 30, 2014, by BlackRock, Inc. (BlackRock), BlackRock reported that it has the sole power to dispose or direct the disposition of all of the shares of our common stock reported and the sole power to vote or direct the vote of 11,877,673 shares of our common stock.

(3)	In the Schedule 13G filed on February 12, 2014, by The Vanguard Group (Vanguard), Vanguard reported that it has (i) the sole power to dispose or direct the disposition of 8,848,851 shares of our common stock, (ii) the shared power to dispose or direct the disposition of 133,877 shares of our common stock and (iii) the sole power to vote or direct the vote of 141,477 shares of our common stock.

(4)	In the Schedule 13G filed on February 14, 2014, by Wellington Management Company, LLP (Wellington Management), Wellington Management reported that it has the shared power to dispose or direct the dispostion of all of the shares of our common stock reported and has the shared power to vote or direct the vote of 6,728,914 shares of our common stock.

Management and Director Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of the record date, March 31, 2014, by (i) our current non-management directors, (ii) our “named executive officers,” as defined below in “Executive Compensation — Compensation Discussion and Analysis,” and (iii) all of our current directors and executive officers as a group. The information in the table is based on our review of filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(3)
Non-management Directors:(2)
Harold J. Bouillion	52,007		*
Enoch L. Dawkins	72,097		*
James M. Funk	53,836		*
Terence E. Hall	1,288,863		*
Peter D. Kinnear	29,064		*
Michael M. McShane	58,079		*
W. Matt Ralls	64,961		*
Justin L. Sullivan	92,097		*

Named Executive Officers:
David D. Dunlap	547,567		*
Robert S. Taylor	492,909		*
Brian K. Moore	428,482		*
A. Patrick Bernard	334,789		*
William B. Masters	175,399		*

All directors and executive officers as a group (17 persons)	4,406,667	(4)	2.84%

*	Less than 1%.

(1)	Includes the number of shares subject to options that will be exercisable within 60 days of March 31, 2014, as follows: Mr. Dunlap (326,748); Mr. Taylor (391,954); Mr. Moore (159,004); Mr. Bernard (264,032); Mr. Masters (117,149); Mr. Hall (1,206,988); and all directors and executive officers as a group (3,017,454).

(2)	Includes the number of shares the non-management director will receive upon vesting of RSUs within 60 days of March 31, 2014, as follows: Mr. Bouillon (45,007); Mr. Dawkins (52,097); Mr. Funk (48,836); Mr. Hall (22,237); Mr. Kinnear (19,064); Mr. McShane (17,911); Mr. Ralls (17,911); and Mr. Sullivan (52,097). Each RSU granted to directors prior to 2013 vested immediately upon grant, but the shares of Company common stock payable upon vesting will not be delivered to the director until he ceases to serve on our Board. Beginning with the 2013 grants, the RSUs vest and pay out in shares of our common stock the year following the grant, subject to each director’s ability to elect to defer receipt of the shares of our common stock.

(3)	Based on 157,090,547 shares of our common stock outstanding as of March 31, 2014.

(4)	One executive officer has pledged 7,778 of his shares of our common stock to secure a personal line of credit. This pledge was in place prior to the adoption of our anti-pledging policy in 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely upon our review of the Forms 3, 4 and 5 filed during 2013, and written representations from our directors and executive officers, we believe that all required reports were timely filed during 2013.

ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

(PROPOSAL 2)

We are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices. In considering how to vote on this proposal, we urge you to carefully consider the information in the “Executive Compensation” section of this proxy statement, namely the Compensation Discussion and Analysis (including its Executive Summary) and the compensation tables and accompanying narrative disclosures.

The Compensation Committee of the Board designs, implements and administers our compensation program for our executive officers, including our named executive officers. As noted in the Compensation Discussion and Analysis, we position the majority of our executives’ target direct compensation to be at-risk, with a significant percentage of the target compensation (88% for our CEO and an average of 79% for our other current named executive officers) based on annual and long-term performance measures. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2013 annual meeting of stockholders. Our stockholders approved the “say-on-pay” proposal by an affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal. Following the approval, we continued an extensive stockholder outreach campaign in an effort to better understand our investors’ views on compensation. Please see the “Compensation Discussion and Analysis” for more information regarding our stockholder outreach efforts in 2013. We are again asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Superior Energy Services, Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to the rules of the Securities and Exchange Commission.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We invite stockholders who wish to communicate with our Board on executive compensation matters or any other matter to contact us as provided under “Corporate Governance — Communications with our Board.”

Vote Required

The approval, by an advisory vote, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

Our Board unanimously recommends that stockholders vote FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

The Audit Committee has selected KPMG as our independent registered public accounting firm (independent auditor) for the fiscal year ending December 31, 2014, which we submit to our stockholders for ratification. Although ratification is not required by our Bylaws or otherwise, our Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has audited the Company’s financial statements since our initial public offering in 1995. The Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance of the Company’s audit, KPMG’s capabilities and expertise, its tenure as the Company’s independent auditor and its familiarity with our business and operations, the appropriateness of its professional fees and its independence.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from our stockholders.

Vote Required

The ratification of the appointment of KPMG as our independent auditor for 2014 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

The Audit Committee and our Board unanimously recommend that stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary and description of fees billed to the Company for professional services rendered by KPMG in 2013 and 2012.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees(1)	$3,420,830	$3,783,478
Audit-Related Fees	—	—
Tax Fees(2)	382,295	288,329
All Other Fees	—	—

(1)	Audit fees were principally for the audit of the annual consolidated financial statements and review of the quarterly consolidated financial statements, for the audit of internal control over financial reporting, and for services normally provided by KPMG in connection with statutory audits and review of documents filed with the SEC. The audit fees for 2012 included additional services related to the acquisition of Complete, which was completed in February 2012.

(2)	Reflects fees for professional services rendered for tax compliance, tax advice, tax planning and other international, federal and state projects.

Pre-Approval Process

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy identifies the procedures that the Audit Committee must follow in approving professional services to ensure that the independent auditor’s independence will not be impaired. The policy also specifies the types of audit, audit-related and tax services that the independent auditor may provide, as well as services that may not be performed. The policy provides for the general pre-approval of specific types of audit, audit-related and tax services, as well as specific pre-approval of all other permitted services. Requests for services requiring specific pre-approval must be made by the Company’s Chief Financial Officer, and shall include joint statements from that officer and the independent auditor as to whether, in their view, the request for services is consistent with the SEC’s rules on auditor independence.

The Audit Committee has delegated pre-approval authority for routine audit, audit-related and tax services specifically listed in the pre-approval policy to its chairman for any individual service estimated to involve a fee of less than $75,000, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent auditor.

All audit and tax fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is comprised of five non-employee directors and operates under a written charter adopted by the Board that complies with all current regulatory requirements. The charter is reviewed at least annually, and was last amended by the Board on August 13, 2013 based on the Audit Committee’s review and recommendation. The Board has determined that each committee member meets the independence and financial literacy requirements under SEC rules and NYSE listing standards, including the heightened NYSE independence requirements for audit committee members, and qualifies as an “audit committee financial expert” as defined by the SEC.

Management is responsible for preparing and presenting the Company’s financial statements, and for maintaining appropriate accounting and financial reporting policies and practices, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP (KPMG), our independent auditor, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards, and expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided and representations made to them by management and KPMG.

In performing its oversight function, the Audit Committee met with management, the Company’s internal auditor and KPMG to review and discuss the Company’s audited financial statements for the year ended December 31, 2013, and KPMG’s evaluation of the Company’s internal controls over financial reporting. The Audit Committee has further discussed with KPMG the matters required to be discussed by the independent auditor with the Audit Committee under the Public Company Accounting Oversight Board (PCAOB) applicable auditing standards. The Audit Committee also held regularly scheduled meetings during the year at which management, the Company’s internal auditor and KPMG were present in order to review and discuss quarterly and annual earnings press releases (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” At all Audit Committee meetings, discussions with the Company’s internal auditor and KPMG were conducted with and without management present.

The committee has reviewed KPMG’s independence, and as part of that review, it received and discussed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us was compatible with its independence, and concluded that it is.

Based on the reviews and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in it charter, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE

Justin L. Sullivan (Chairman)

Harold J. Bouillion

Peter D. Kinnear

Michael M. McShane

CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved by our Audit Committee. The Audit Committee reviews and investigates any matters pertaining to the integrity of our executive officers and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any transactions requiring such disclosure, however, see “Director Compensation” for information regarding Mr. Hall’s senior advisor agreement with the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide stockholders with an understanding of our compensation philosophy and objectives, as well as the analysis that we performed in setting our executive compensation. It discusses the Compensation Committee’s (referred to as the Committee in this CD&A) determination of how and why, in addition to what, compensation actions were taken during 2013 for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers (the named executive officers):

•	David D. Dunlap, our President and Chief Executive Officer;

•	Robert S. Taylor, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Brian K. Moore, our Senior Executive Vice President;

•	A. Patrick Bernard, our Senior Executive Vice President; and

•	William B. Masters, our Executive Vice President and General Counsel.

Executive Summary

Stockholder Outreach

Stockholder outreach is an integral part of the Company’s business practices, as stockholders provide feedback on a variety of topics, including our operations, governance and compensation. Members of our executive management team talk to and receive feedback from our investors through continual conversations and outreach. For example, during 2013, we had more 175 face-to-face interactions with investors through our attendance at more than 15 investor conferences, where we met-individually and in small groups-with many investors, as well as proactive visits with investors in both our offices and in their offices. In addition to these meetings, in 2012, we sought input from our 25 largest investors (representing approximately 60% of our outstanding shares) and various proxy advisory groups, in an effort to ensure that we understood and addressed, to the extent possible, our investors’ concerns and considerations in connection with implementation of what we believe to be an innovative, new severance and change of control program. Our outreach efforts were specifically aimed at creating an ongoing dialogue with our investors to address compensation and any other topics on their minds.

Following our 2013 annual meeting, in recognition of the 67% support for our say-on-pay proposal, we continued our efforts to engage our investors. With the assistance of a consultant specializing in investment community research, we launched an aggressive stockholder outreach campaign to determine whether the vote results were related to our new severance and change of control program or if there were other elements of our compensation program that investors found problematic. Between July and September of 2013, we sought input from our 50 largest investors (representing over 65% of our outstanding shares). Specifically, we sought comments on our executive compensation program as a whole and our new severance and change of control program, and also on the individual components of our program, our use of peer groups, and whether there were other compensation or corporate governance issues the investor wanted to share with us. From these conversations, we could not ascertain a strong correlation between opposition to the proposal and the design of the new severance and change of control program or any other particular elements of our compensation program. Supporting this conclusion, we noted the following:

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When asked to rate the overall design of our executive compensation program, 47% of respondents rated the program positively, 21% were neutral and 32% expressed no opinion. No respondent rated the program negatively.

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When asked to rate the new severance and change of control program, 16% of respondents rated the program positively, only 5% rated the program negatively, and the remaining 79% were either neutral or expressed no opinion. Further, of the 5% that expressed a negative view of the program, there was no consistent element of the program that these investors found problematic.

We believe our investor interactions have been meaningful and have given us useful feedback on our compensation program. We believe our investors continue to support our current philosophy and view our program as well structured and aligned with performance. As a result of our outreach and emphasis on pay for performance and incorporating best practices into our compensation program, in 2013 the Committee adopted changes to our clawback policy and our stock ownership guidelines, and implemented a hold-back requirement on equity award shares, all of which are discussed below.

Compensation Best Practices

We strive to align executive compensation with stockholder interests, and to incorporate strong governance standards within our compensation program, such as:

➢    50% of Long-Term Incentives are Performance-Based – we grant a combination of stock options, restricted stock and performance share units under our long-term incentive program, with half of the grant date value awarded in performance share units (PSUs) that pay out based on our relative achievement against our peers under total stockholder return and return on investment metrics.

➢    Annual Incentives Based on Performance – our annual incentive bonus awards are based on Company financial, and beginning in 2014 operational, performance measures as determined by the Committee. Commensurate with our performance results for 2013, our executive officers did not receive a payout under this program for 2013.

➢    Balanced Mix of Performance-Based Compensation – we provide a balanced mix of performance-based compensation designed to motivate our executives to improve both our financial and stock-price performance and maintain alignment with both short and long-term objectives.

➢    Engagement of Independent Compensation Consultant – our Committee retains an independent compensation consultant who reports directly to the Committee and does not provide any other services to management or the Company.

➢    Anti-Hedging Policy – we prohibit our executives and directors from hedging Company securities.

➢    Expanded Long-Term Incentive Program – during the last few years we have expanded the use of long-term incentive awards within the Company. In 2013, we granted awards to more than 300 additional non-executive management employees in an effort to promote stock ownership and alignment of stockholder interests deeper within our organization.

➢    Review of Tally Sheets – our Committee annually reviews tally sheets summarizing the compensation of our executive officers.

In addition, the following programs and practices were put in place or strengthened during 2013:

➢    Elimination of Excise Tax Gross-Ups – in connection with our new executive employment agreements and severance program, we entered into new employment agreements with all of our executives that eliminate the gross-ups contained in previous contracts. The agreements became effective in 2013, except for the agreement with Mr. Moore, which will become effective in 2015.

➢    Maintained “Double Trigger” Change of Control Payments – the new change of control program provides for change of control cash payments only upon a qualifying termination of employment.

➢    Adopted Anti-Pledging Policy – we revised our insider trading policy to prohibit pledging of Company securities.

➢    Expanded Clawback Policy – in 2013, we adopted a clawback provision applicable to future annual incentive awards similar to the clawback provision that has applied to our long-term incentive awards since 2011, which provides for the forfeiture of these awards or the return of any related gain in the event of a restatement of our financial statements.

➢    Increased Stock Ownership Guidelines for CEO – we require our executive officers and directors to maintain certain levels of ownership in the Company, thus aligning their interests with our stockholders’ interests, and all of our executives currently exceed their ownership requirements, most by a significant amount. During 2013, we increased this ownership level for our chief executive officer to six times his base salary (from four times).

➢    Hold-Back Requirement on Equity Shares – we also revised our stock ownership guidelines to add a requirement that our executives maintain ownership of at least 50% of the net after-tax shares of common stock acquired from the Company pursuant to any equity-based awards received from the Company, unless the executive has met his individual ownership requirement.

For more information regarding our new severance and change of control program, see “Components of Executive Compensation – Post-Employment Compensation and Arrangements” and “Potential Payments Upon Termination or Change of Control” below.

Performance Elements of our Executive Compensation Program

Our executive compensation program is significantly performance-based, linking executive pay, Company performance and results for stockholders, and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are base salary, annual incentive bonus awards and long-term incentives (which we collectively refer to as our executives’ “direct compensation”). The annual incentive bonus awards and long-term incentives, which comprise the majority of our executives’ target direct compensation, are at-risk, with a significant percentage of the compensation (51% for our CEO and an average of 47% for our other current named executive officers) based on measurable performance, both annual and long-term (the PSUs). Our program also features elements of compensation that vary with stock price (comprised of stock options and restricted stock), resulting in a minimal level of fixed compensation in the form of base salary for our executives (approximately 12% for our CEO and an average of approximately 21% for our other current named executive officers). The following charts illustrate the target mix of direct compensation elements for our CEO, and our other current named executive officers (an average):

Our Committee recognizes the need to balance short-term financial performance objectives with long-term stockholder value creation, and has structured our program to incentivize executives to generate both positive financial results and create incremental stockholder value, as follows:

Financial performance	➢ measured through our annual incentive bonus program, under which payouts are determined based on our achievement of a pre-established pre-tax income target

➢      measured through our PSU awards under our long-term incentive program, under which 50% of the payout is based on our relative level of return on invested capital (ROIC) during a three-year performance period

Stockholder return

➢      measured through the PSU awards under our long-term incentive program, under which the remaining 50% of the payout is based on our relative total stockholder return (TSR) during a three-year performance period

Recent Corporate Results

Through our growth over the last few years, including our acquisition of Complete Production Services, Inc. (Complete), we have strengthened our position as a leading provider of services and products throughout the economic life of an oil and gas well. The following highlights some recent significant financial results and actions taken by the Company.

Capital structure

•	Redeemed the remaining $150 million of our $300 million, 6.875% senior notes that were due in 2014.

•	Authorized a two-year $400 million share repurchase program.

•	Initiated a quarterly dividend program, with the initial quarterly dividend of $0.08 per share paid on February 19, 2014.

Operations

•

Recorded a net loss of $111.4 million, or $0.70 per share, which is a significant decline from 2012 results. A significant contributor to the loss was an after-tax charge of $342.4 million primarily related to a reduction in the value of assets and goodwill impairment in the Subsea and Technical Solutions segment, and the diminished value of assets in Latin America, including the write down of assets in Venezuela due to the Company’s exit from this non-core market. The Company took the following related actions in early 2014:

o	Determined to pursue strategic alternatives for our Asia-Pacific based subsea construction business, and

o	Determined to exit the conventional platform decommissioning business at the conclusion of an ongoing project which is expected to end in mid-2014.

•	Grew international revenue by 7% over 2012, resulting in $851.5 million of revenue.

•	Grew Gulf of Mexico revenue by 26% over 2012, resulting in $912.9 million of revenue.

•	U.S. land revenue declined 6.4% to $2.847 billion from 2012. In response, the Company has taken steps that we believe will ultimately reduce costs on an annualized basis by $20 million to $30 million.

Impact of 2013 Company Financial Performance on Executive Pay

The charts below show how the annual and long-term performance components of our program have paid out, or not paid out, over the last five years, commensurate with our results under these performance components:

As noted above, our annual bonus plan measures performance based on our achievement of pre-established pre-tax income targets. As described further below, we achieved 64% of the pre-tax income target set for 2013, after approved adjustments. As this was below the 80% of target required for minimum payout under the program, our executive officers did not earn an annual incentive award for 2013.

Target Pay v. Realizable Pay Analysis

In making its compensation decisions, the Committee focuses on target total direct compensation of our executives, and also evaluates target compensation against the compensation that is ultimately realized by our executives. The charts below highlight, for our CEO and our other named executive officers as a group, the differences between the 2013 compensation reported in the Summary Compensation Table, the target total direct compensation opportunity approved by the Committee and the “realizable” pay resulting from our performance.

Target Total Direct Compensation	Realizable Compensation

➢       Includes base salary, target annual incentive bonus for the fiscal year, and the total grant date value of long-term incentives granted for that fiscal year

➢       Not consistent with the compensation reflected in the Summary Compensation Table, which reports actual annual incentive bonus and PSU payouts and the grant date value of stock options and restricted stock granted as part of the compensation program

➢       Approximates the executives’ “take-home pay,” and includes base salary, actual annual incentive bonuses, PSU payouts for the fiscal year, the value received from restricted stock vesting and stock option exercises during the year, and the change in intrinsic value of all outstanding exercisable options

One-Year Absolute Perspective

Based upon a combination of our stock price performance and the lack of an annual incentive payout, the realizable compensation of our CEO for 2013 was well below the target direct compensation, and also lower than the values reported in the Summary Compensation Table. Although also lower than target, our other named executive officers’ realizable compensation as compared to target (78%) was proportionately higher than that of the CEO (44%) primarily because our CEO is relatively new to the Company and has fewer accumulated stock options.

Three-Year Relative Perspective

To demonstrate the alignment of our CEO’s pay with our performance, the following graph compares our CEO’s realizable pay as a percent of target total direct compensation for the three-year period from 2011 through 2013 to our total stockholder return performance relative to our Compensation Peer Group (as later defined) over the same period.

Three-Year CEO Realizable Pay vs. Performance

Compensation Principles and Processes

The Committee is responsible for designing, implementing, and administering our executive compensation program. The Committee seeks to increase stockholder value by:

➢	rewarding performance with cost-effective compensation; and

➢	ensuring that we can attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage and contribute to our expanding business.

In structuring our executive compensation program, the Committee is guided by the following principles:

Principle	Implementation

Compensation should be performance driven and incentive compensation should comprise the largest part of an executive’s compensation package.

➢       The largest portion of our target executive compensation (represented by the annual incentive bonuses and PSUs) depends on achieving specific performance targets.

➢       Base salary, the only fixed element of compensation in our executive compensation program, accounts for approximately 12% of our CEO’s compensation and an average of 21% of our other named executive officers’ compensation. All remaining elements of pay are variable, including annual incentive bonuses and long-term incentives in the form of stock options, restricted stock and PSUs, the value of which are all directly linked to our performance.

Compensation levels should be competitive in order to attract and retain talented executives.

➢       The Committee annually seeks input from its compensation consultant regarding the competitiveness of our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation.

Incentive compensation should balance short- and long-term performance, including balancing short-term growth with long-term returns.

➢       Our annual incentive bonus program rewards executives for the achievement of annual goals based on our profitability.

➢       We provide long-term incentive opportunities that have significantly more potential reward value to the executive if goals are met and our share price grows.

➢       In order to encourage our executives to prudently grow our business without sacrificing long-term returns, the performance metrics used for our PSUs are our three-year relative ROIC and our three-year relative TSR as compared to our peers.

➢       The Committee annually evaluates with its consultant whether the program is balanced in terms of base pay and incentives, both short- and long-term.

Principle	Implementation

Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term.

➢       Executives forfeit their opportunity to earn a payout from the PSUs if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong incentive for employees to stay with the Company.

➢       The retirement benefits provided under the Supplemental Executive Retirement Plan increase the longer the executive remains with the Company.

Compensation programs should encourage executives to own Company stock, thus aligning their interests with our stockholders.

➢       Our stock ownership guidelines require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies — Stock Ownership Guidelines” for more information.

➢       To assist our executives in achieving these ownership requirements, we grant shares of time-vested restricted stock as one of our long-term incentives, and may also elect to pay up to 50% of the value of our PSUs in common stock.

Role of Management in Setting Compensation

Our CEO is involved in recommending the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, percentage bonus targets under the annual incentive program and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of each executive’s performance and contributions, the performance of his business unit (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. Although the Committee considers the CEO’s recommendations, the Committee makes all final determinations regarding executive compensation.

Role of Compensation Consultants

Since May 2007, the Committee has engaged Pearl Meyer & Partners (PM&P) as its independent executive compensation consultant to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation program. The Committee also discussed this CD&A with PM&P. As required by SEC rules, the Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest. In making this determination, the Committee noted that during fiscal 2013:

•	PM&P only provided advisory services related to executive and director compensation;

•	Fees from the Company represented less than 1% of PM&P’s total revenue;

•	PM&P maintained a conflicts policy to prevent a conflict of interest or any other independence issues;

•	None of the team assigned to the Company had any business or personal relationship with members of the Committee outside of the engagement;

•	None of the team assigned to the Company had any business or personal relationship with any Company executive officer outside of the engagement; and

•	None of the team assigned to the Company maintained any individual position in our common stock.

Peer Groups, Annual Benchmarking Process and Survey Data

The Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below: the Performance Peer Group and the Compensation Peer Group. The Performance Peer Group is made up of oilfield service companies which were chosen due to similarity of services provided, operating footprint, business focus, capital structure and competitive conditions. The Compensation Peer Group is a somewhat narrower group of companies which would be considered peers for executive talent purposes. This second group is more similar to Superior in terms of size and scope of operations although, due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger than the Company. Additionally, we have excluded certain performance peers, such as Nabors Industries, from the Compensation Peer Group because of dissimilarity in pay approach and structures.

The Committee periodically reviews the companies comprising each peer group, and revises each group as it deems appropriate after consultation with PM&P and to reflect consolidation and changes in the industry. Both groups were revised in 2012 during our annual review of our peer groups, as a result of our acquisition of Complete, to better align them with the Company’s size and operations following the acquisition. In addition, Ensco plc was added to the Compensation Peer Group in August 2013 due to its similarity to the Company in terms of size, revenues and projected growth.

Performance Peer Group*

Performance g Used to measure our financial performance under our long term incentive program, in particular the PSUs.	• Baker Hughes, Inc. • FMC Technologies, Inc. • Helmerich & Payne, Inc. • National Oilwell Varco, Inc. • Patterson-UTI Energy, Inc. • Weatherford International, Ltd.	• Basic Energy Services, Inc. • Halliburton Co. • Key Energy Services, Inc. • Oceaneering International, Inc. • RPC, Inc.	• Cameron International Corp. • Helix Energy Solutions Group, Inc. • Nabors Industries Ltd. • Oil States International, Inc. • Schlumberger Ltd.
*Reference group for the PSUs granted for 2013

Compensation Peer Group

Compensation g Used to evaluate and benchmark executive compensation.	• Baker Hughes, Inc. • Ensco plc* • Helix Energy Solutions Group, Inc. • Oceaneering International, Inc. • Weatherford International, Ltd.	• Basic Energy Services, Inc. • FMC Technologies, Inc. • Key Energy Services, Inc. • Oil States International, Inc.	• Cameron International Corp • Halliburton Co. • National Oilwell Varco, Inc. • RPC, Inc.
*Added to the group in August 2013 (not used in decision-making process for 2013)

The resulting Compensation Peer Group had forecasted 2013 median revenue of $5.07 billion, compared to our forecasted 2013 revenue of $4.88 billion at the time the group was approved.

At the Committee’s request, PM&P conducts an annual executive compensation review to benchmark the Company’s senior executive compensation relative to the Compensation Peer Group with supplemental data from published market surveys. The Committee uses this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, are within industry norms and the Company’s stated strategy. For 2013 executive compensation, the Committee set base salary amounts, annual incentive plan percentages and long-term incentive award values in December 2012 and March 2013 with reference to the 2012 Compensation Peer Group. The “new” Compensation Peer Group in place since August 2013 was used in connection with setting and analyzing compensation for 2014.

PM&P supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. The Committee believes that this use of survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive compensation levels. Further, the survey data also includes data from companies that are comparable to us in terms of size and scale.

Review of Tally Sheets

The Committee has reviewed and evaluated an executive tally sheet that contained a listing and quantification (as appropriate) of each component of our compensation program during 2013 for all of our executive officers, including special executive benefits and perquisites, as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The Committee believes that our balance of annual and long-term compensation elements, our mix of long-term incentive vehicles and our stock ownership guidelines that encourage executive ownership result in a compensation program that aligns our executives’ interests with those of our stockholders and does not encourage our management to take unreasonable risks relating to our business. The various components of our executive compensation program are described in detail below.

Components of Executive Compensation

The main components of our executive compensation program are base salary, annual incentive bonus and long-term incentives. Our executives also participate in a supplemental executive retirement plan. Overall, the Company positions the majority of the executive compensation program to be at-risk with much of the compensation based on measurable performance, with a specific emphasis on the long-term performance of the Company. As an executive’s level of responsibility increases, a greater portion of total compensation is at-risk, creating the potential for greater variability in the individual’s compensation from year to year.

As reflected in the charts set forth above in the Executive Summary, the CEO’s component mix is more heavily weighted towards long-term performance and reflects the Committee’s view that his role in setting the strategic direction of the Company gives him greater influence on the ultimate performance level achieved. The Committee believes that its current combination of compensation elements provides an appropriate mix of fixed and variable pay, balancing short-term and long-term performance, and encouraging executive retention.

A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executives, we have historically targeted the market median and strive to set base salaries at consistent levels for positions with similar responsibilities.

In December 2012, the Committee approved modest base salary increases for most of our named executive officers (approximately 3% for each executive) effective January 1, 2013. The resulting salaries remained generally within 10% of the market median.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives the opportunity to earn significantly higher payments depending on the extent to which these performance objectives are exceeded.

Establishment of Program Parameters for 2013

In administering the annual incentive bonus program, our Committee annually approves the minimum, target and maximum award opportunities for all of the executives and the annual incentive plan goals at the beginning of the performance cycle. In March 2013, the Committee set the target for the 2013 program at $545 million, which represented approximately 92% of our 2013 budgeted pre-tax income. The Committee believed this target was reasonable in light of the continuing decline in the market conditions in the North American market (representing approximately 65% of our revenues), yet still represented an aggressive target, given the market uncertainty for 2013. Despite the continued downturn in the market during the year that presented additional challenges for management, the Committee did not revise the target. The financial goal associated with minimum payout was equivalent to 80% of the target goal, and the goal for maximum payout was equivalent to 120% of the target goal. Under the terms of the program, the Committee may adjust our actual operating results for the year for non-operational gains and losses. In addition, the Committee may reduce the ultimate payout to each executive by up to 15% based on the Company’s performance relative to various safety metrics and a grading system that make up the executive team safety scorecard. The 2013 safety scorecard contained three results-oriented metrics that measure the number of safety incidents and seven leading indicators that are designed to encourage behaviors by the Company’s employees that will decrease the number of safety incidents.

Under the program, our named executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals. The Committee increased each officer’s percentages from the prior year’s program in light of the increased size and scope of the Company’s operations and commensurate with the median levels of the revised Compensation Peer Group. The possible bonus payout levels for 2013 for each named executive officer, stated as a percentage of the officer’s base salary, are set forth in the table below.

Named Executive Officer	Minimum	Target	Maximum
Mr. Dunlap	60%	120%	240%
Mr. Taylor	40%	80%	160%
Mr. Moore	37.5%	75%	150%
Mr. Bernard	35%	70%	140%
Mr. Masters	35%	70%	140%

Determination of 2013 Results

In February 2014, the Committee reviewed the Company’s financial results for 2013 and determined that no payout would be made under the program for 2013. Based on 2013 financial results, the Company reached 64% of the pre-tax income target, as adjusted, established for 2013, with reported income before income taxes for 2013 of $(71.6) million and adjusted pre-tax income of $347.8 million, after adjustments.

Long-Term Incentives

The purpose of our long-term incentive program (the LTI program) is to focus executives on long-term Company goals, growth and creation of stockholder value. Under the LTI program, we grant a mix of long-term incentive awards, which currently consists of 25% stock options, 25% restricted stock and 50% PSUs. Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn additional compensation based on the Company’s performance. The executives’ overall compensation could be significantly below median for below threshold performance and at or above the 75th percentile of the market if the Company achieves the maximum level of performance relative to its peers as described below.

Description of the LTI Program

As mentioned above, the Company’s LTI program provides for annual grants of stock options, restricted stock and PSUs.

Component of LTI Program	Terms	How the Award Furthers our Compensation Principles

Stock Options (25% of LTI program)	• Granted at FMV on grant date • vests in equal annual installments over 3-year period • 10-year term

•     Motivates executives to continue to grow the value of the Company’s stock over the long term as the value of the stock option depends entirely on the long-term appreciation of the Company’s stock price.

Restricted Stock (25% of LTI program)	• vests in equal annual installments over 3-year period

•     Widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company.

•     Provides a bridge between the short- and long-term interests of stockholders, and reduces the impact of share price volatility over industry cycles, as has occurred in recent years.

•     Motivates executives to take measured risks because the incentive value to the executive is not entirely dependent on significant price appreciation.

Performance Share Units (PSUs) (50% of LTI program)

•     3-year performance period

•     initial value of $100 per unit

•     Payout range $0 to $200 per unit based on performance compared to Performance Peer Group

•     Performance measures: 50% Relative ROIC

•     50% Relative TSR

•     Payout in cash, although up to 50% of value may be paid in shares of stock in the Committee’s discretion

•     Performance criteria link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROIC and, ultimately, stockholder returns.

Structure of PSUs

Consistent with the terms of the PSUs granted in 2012, for the PSUs granted for the 2013-2015 cycle, under both performance criteria, the maximum, target and minimum levels are met when our ROIC and TSR are in the 75th percentile, 50th percentile and 25th percentile, respectively, as compared to the ROIC and TSR of the Performance Peer Group, as described in the table below:

Performance Level Relative to Performance Peer Group	Percent of Date-of-Grant Value of PSU Received for Relative ROIC Level	Percent of Date-of-Grant Value of PSU Received for Relative TSR Level	Total Percent of Date-of-Grant Value of PSU Received
(Below 25th Percentile)	0%	0%	0%
Minimum (25th Percentile)	25%	25%	50%
Target (50th Percentile)	50%	50%	100%
Maximum (75th Percentile or above)	100%	100%	200%

For all PSUs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of both performance criteria will be calculated based on a sliding scale. For purpose of determining the company’s ROIC rank in the PSU peer group, we generate the results using a methodology that has been in place since the initial PSU payout in 2008 and treats all companies equitably. Specifically, we use income from operations data and invested capital data derived from financial statements as reported by each peer company in their year-end annual report on Form 10-K, uniformly adjusted for any non-operational charges as determined by established, independent third-party financial data providers. All calculations are validated by the Committee’s independent compensation consultant.

2013 LTI Program Awards

After considering PM&P’s market study and in order to remain competitive with the market median and the competitive market for executive talent in the Company’s business areas, and Mr. Dunlap’s recommendations for the executives other than himself, the Committee set the target percentages of the named executive officers’ 2013 awards based on each officer’s position with the Company, which percentages were consistent with the prior year’s award levels (after adjustment following the merger with Complete).

The award mix for executive officers has been consistent since the awards granted for fiscal year 2007, being 50% in PSUs, 25% in stock options and 25% in restricted stock. The table below shows the 2013 target LTI percentages and the approximate total value of the 2013 LTI grants (amounts reflected in Summary Compensation Table for stock options and restricted stock are actual grant date values).

Named Executive Officer	2013 LTI % of Salary	Total Value granted as PSUs	Total Value Granted as Options	Total Value Granted as Restricted Stock	Total Value of 2013 LTI Awards
Mr. Dunlap	600%	$2,880,000	$1,440,000	$1,440,000	$5,760,000
Mr. Taylor	360%	927,000	463,500	463,500	1,854,000
Mr. Moore	300%	843,600	421,800	421,800	1,687,200
Mr. Bernard	300%	597,900	298,950	298,950	1,195,800
Mr. Masters	250%	547,250	273,625	273,625	1,094,500

Payout of 2011-2013 PSUs

The PSUs granted for the performance period beginning in January 2011 vested at the end of 2013, and were paid out to the PSU recipients in March 2014 under the terms of the award. The Company ranked in the 83.9 percentile of relative ROIC and in the 10.6 percentile of relative TSR, both as compared to its peers, resulting in a payout to the named executive officers of $100.00 per PSU. The terms of the award provide for a cash payout, unless the Committee elects to pay up to 50% of the cash value in shares of our common stock. After considering that our executive officers did not receive a payout under our annual incentive plan and that all of our executive officers are in compliance with their stock ownership requirements, the Committee elected to pay the award in cash. The total value of the payout received by each named executive officer is reflected in the “Summary Compensation Table” herein under the column “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Number of Units	Value of PSU Payout
Mr. Dunlap	17,160	$1,716,000
Mr. Taylor	5,200	520,000
Mr. Moore	n/a	n/a
Mr. Bernard	4,271	427,100
Mr. Masters	3,185	318,500

Change in Timing of LTI Grants

Prior to the 2013 LTI Program Awards, the Committee’s practice was to grant LTI awards for a given fiscal year in December of the preceding year. As a result, there was a discrepancy between the Committee’s view of the compensation awarded to or earned by our executives’ for the year and the amounts reflected in the Summary Compensation Table due to the SEC’s rules regarding the timing of inclusion of equity awards. Beginning with the 2013 LTI program, the Committee now grants LTI program awards effective in January of the applicable year to avoid this discrepancy going forward.

Certain 2014 Actions

In early 2014, the Committee took certain actions in connection with our executive compensation program for 2014 that are summarized below. These actions do not relate to 2013 compensation and will be discussed in more detail in our proxy statement prepared in connection with our 2015 annual meeting.

New AIP Structure.  In February 2014, the Committee approved the parameters of the annual incentive program for 2014. While the program has historically used one metric as a performance measure, the Committee believed that the increased size and scope of the Company’s operations warranted inclusion of additional metrics in the program. Specifically, the Committee believed that other financial and operational metrics that also serve as drivers of our success should be incorporated into the program. Thus, while the structure of the 2014 program is similar to our previous programs, awards will be based on both a primary financial metric and other key operational objectives, weighted as follows: 75% of the total payout will be based on the achievement of a pre-tax income target and 25% of the total payout will be based on the Committee’s assessment of the Company’s achievement of the other key operational objectives. The quantitative portion of the bonus provides for minimum, target and maximum payout levels, as a percentage of salary, based upon the achievement of 70%, 100% and 110% of a pre-tax income target. With respect to the qualitative portion, the Committee has approved specific Company objectives relating to finance, operations and expansion efforts. The Committee will evaluate the Company’s achievements with respect to these pre-established objectives, and payout levels will be determined based on below target, at target and above target achievements. As in 2013, the overall incentive payout will range from 0% to 200% of each executive’s target bonus opportunity based on these factors, and will be subject to a 15% reduction based on the Company’s overall safety performance for the year.

Strategic Grant to Executive Officers other than our CEO.  In February 2014, the Committee approved the grant of a special one-time, two-year performance share award for our executives that uses free cash flow as the metric to measure performance The award is intended to serve as an added incentive to our executive team to achieve continuing financial and operational objectives during fiscal years 2014 and 2015 that the Committee believes are responsive to investor input and will drive our future success, thereby increasing stockholder value. This performance award, which is in addition to our regular LTI program, incentivizes our executive team to focus on the ongoing integration of the Complete transaction. The integration is proceeding in stages, so as to not disrupt operational continuity, and, when complete, will fully transition the Company from primarily a regional Gulf of Mexico entity to a leading service and product provider in both the Gulf of Mexico and the North America land markets. In addition, these efforts, if successful, will enhance our cash flow and better position the Company to implement our international growth strategy. Concurrent with this ongoing integration effort, the Company elected to move its principal offices to Houston, Texas from New Orleans, Louisiana, where the Company had an established presence for many years with most of the current executive team. The Committee, with input from the Chief Executive Officer, felt it was important to the Company’s strategy going forward to maintain momentum related to the ongoing integration efforts and believed the award of an additional performance-based incentive would further motivate the management team during this time of transition.

As noted above, the performance component of the award is free cash flow, which encourages our executives to exhibit financial discipline and positions the Company to respond to investor feedback supporting the Company’s return of cash to investors through dividend payments and the stock buy-back program. Increased free cash flow will also support our growth strategy by funding our international growth initiatives. Finally, the free cash metric provides balance to our annual incentive program, which incentivizes executives to maximize pre-tax income, often by using operating cash for reinvestment. This balanced approach is important during this period following implementation of our dividend and stock buy-back programs and our international growth strategy. Mr. Dunlap, our chief executive officer, recommended and strongly supported this program for his executive team, and was not a participant in the program.

Under this two-year program, the executives received grants of performance shares in February 2014 and will receive an additional grant in March 2015, with each grant having a one-year performance period, although payout of both grants will not occur until 2016. Each award will set forth a target number of performance shares, and the recipient will earn between 0% and 150% of the target award based on the level of free cash flow achieved by the Company for each of the fiscal years ending December 31, 2014 and 2015, respectively. Upon payout in 2016, the earned performance shares will convert to an equivalent number of shares of the Company’s common stock.

The total grant date value of the performance shares awarded to each executive is based on a percentage of his current salary and equates to one-third of the executive’s target value awarded under our LTI program for 2014, split between the two grants. The grant date fair value of these awards granted to our named executive officers (other than Mr. Dunlap) will be reflected in the Summary Compensation Tables for fiscal years 2014 and 2015.

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our modest approach to providing perquisites supports our philosophy of tying the vast majority of our executives’ compensation to performance. The Company does provide each of our executive officers an automobile allowance, including fuel and maintenance costs, and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. The attributed costs of the personal benefits described above for the named executive officers for 2013, are included in the “Summary Compensation Table” herein.

In connection with the relocation of our corporate headquarters from New Orleans, Louisiana to Houston, Texas, we implemented a relocation program to provide financial assistance to our executives and other employees living in New Orleans. These relocation benefits include assistance with house hunting, moving expenses and other incidental expenses, temporary housing, reimbursement of costs associated with the purchase of a new home, reimbursement of costs associated with the sale of a former home (including real estate commissions), and, if applicable, reimbursement of certain losses on the sale of a former home. The Company does not provide a tax gross-up on these relocation benefits, and will not purchase an executive’s home under the program. The Committee believes the provision of these benefits is appropriate and necessary in light of the importance to the Company of the relocation and our desire to retain our executive team.

Post-Employment Compensation and Arrangements

In addition to the annual compensation received by executive officers during 2013 and benefits under the Company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a supplemental executive retirement plan, a non-qualified deferred compensation plan, and certain severance and change of control benefits pursuant to employment agreements that we have entered into with our executive officers.

Supplemental Executive Retirement Plan  (the SERP). We maintain a supplemental retirement benefit for our executive officers. Prior to adoption of the SERP in 2008, the Committee determined that the Company’s lack of supplemental retirement benefits limited our ability to attract top executives and encourage long-term retention. The Committee worked with an independent consultant specializing in supplemental retirement programs when designing the SERP, which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The value of aggregate projected retirement benefits upon retirement at age 65 was targeted to be near the median for the Company’s peers that have a nonqualified employer-paid retirement plan, creating an important retention tool for the Company. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP are in the form of credits to a notional account maintained for each participant.

Under the SERP, the Company makes annual contributions to a retirement account of a percentage of the participant’s base salary and bonus actually received in the prior year, based on the participant’s age and years of service. The Committee may also make discretionary contributions to participants’ accounts if it deems appropriate. In an effort to address the deficiency in the retirement income of certain long-tenured executives as compared to newly hired and younger executives, the SERP provides that executives who had combined age and years of service of at least 55 as of December 31, 2008, will receive higher annual contributions under the SERP. For 2013, the participants in the plan received contributions ranging from 2.5% to 35.0% of salary and bonuses paid during 2013. For a complete description of the 2013 contributions for each named executive officer, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2013” below.

Nonqualified Deferred Compensation Plan.  In 2004 the Committee approved a nonqualified deferred compensation program (the NQDC Program). The purpose of the NQDC Program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help attract and retain these key employees. Participants in the NQDC Program may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 100% of the cash payment received upon payout of the PSUs. In addition, effective January 1, 2014, participants may also defer all or a portion of the common stock due upon vesting of restricted stock unit awards. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The NQDC Program provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each named executive officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2013” below.

Severance and Change of Control Benefits.  We believe that severance protections, particularly in the context of a change of control transaction, play a valuable role in attracting and retaining key executive officers. In addition, we believe these benefits also serve the Company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. Although we consider these protections an important part of an executive’s compensation and consistent with competitive practices, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, effective June 15, 2013, we entered into employment agreements with each of our named executive officers (other than Mr. Moore), pursuant to which they are each entitled to severance benefits in the event of a termination of employment by the Company under certain conditions. In February 2012, we assumed the employment agreement between Mr. Moore and Complete in connection with our acquisition of Complete. As we were unable to find a mutually agreeable method of terminating this former Complete agreement early, primarily due to constraints under Section 409A of the Code, we chose to allow this agreement to continue through its current term. We have given Mr. Moore notice that this former agreement with Complete will not be renewed, and it will expire by its terms on December 31, 2014. Like our other executive officers, Mr. Moore has executed a new form of employment agreement that will become effective January 1, 2015, as described below. The Company has determined that it is appropriate to provide our executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for our executives are generally designed to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

We recognize that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers and distract them from effectively performing their duties for the Company. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits under our new Change of Control Severance Plan if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change of control (a double-trigger benefit). Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. Under our new program, each executive executing a new employment agreement became a participant in the Change of Control Severance Plan upon effectiveness of the agreement. The change of control related severance payments are made from a transaction sharing pool that is calculated as of the date of the change of control and based on the transaction value of the Company at the time of the change of control (with the transaction pool increasing or decreasing as the transaction value increases or decreases, respectively). While the payment of cash severance benefits is only triggered by an actual or constructive termination of employment, under the respective award agreements, the stock options, restricted stock and PSUs will automatically vest upon a change of control of the Company.

The terms of the new employment agreements and the Change of Control Severance Plan and the benefits provided thereby are discussed more fully in the section entitled “Potential Payments Upon Termination or Change of Control” below.

Executive Compensation Policies

Timing of Long-Term Incentive Awards

Since 2006, the Committee made all LTI program awards for a given year at its meeting held in December of the prior year. During 2012, the Committee re-evaluated this practice, in part due to the disconnect this timing causes in our proxy disclosures. Specifically, under the SEC’s rules, the grant date value of equity awards is required to be included in the Summary Compensation Table in the year in which the award is made, and not in the year for which the award is made. Beginning in 2013, the Committee elected to revise this practice and going forward will make LTI awards effective in January of each year, which corresponds to our Committee’s view of the year to which the awards relate.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our CEO and certain other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options and PSUs we grant under the LTI program are generally designed to qualify as performance-based compensation under Section 162(m), so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. We have adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his base salary based on the executive’s position. In 2013, we amended the guidelines to increase the ownership level for our chief executive officer to six times his base salary (from four times) and added a requirement that our executives maintain ownership of at least 50% of the net after-tax shares of common stock acquired from the Company pursuant to any equity-based awards received from the Company, unless the executive has met his individual ownership requirement. Currently, the required ownership levels are as follows:

Position	Stock Value as a Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Executive Vice Presidents	2x

The required share amount is determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing such officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the NYSE, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. The Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program. As of the date of this proxy statement, all of our named executive officers had exceeded their required ownership levels, some significantly so. See “Ownership of Securities — Management and Director Stock Ownership” for the number of shares of our common stock beneficially owned by our named executive officers as of the date of this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 1, 2014:

Harold J. Bouillion (Chairman)

James M. Funk

Michael M. McShane

W. Matt Ralls

2013 EXECUTIVE COMPENSATION

The following table summarizes the compensation of our “named executive officers” for the three years ended December 31, 2013, 2012 and 2011.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

David D. Dunlap	2013	$960,000	$0	$1,439,997	$1,439,997	$1,716,000	$97,651	$5,653,645
President & Chief	2012	925,000	388,500	487,490	487,502	3,000,000	161,861	5,450,353
Executive Officer	2011	858,000	0	900,013	899,999	1,716,000	136,055	4,510,067

Robert S. Taylor	2013	$515,000	$0	$463,502	$463,503	$520,000	$162,521	$2,124,526
Executive Vice	2012	500,000	140,000	176,991	176,997	500,000	241,049	1,735,037
President, Chief Financial Officer, and Treasurer	2011	416,000	0	273,006	272,997	800,800	218,812	1,981,615

Brian K. Moore(5)	2013	$562,400	$0	$421,794	$421,800	$0	$125,991	$1,531,985
Senior Executive	2012	490,652	143,325	2,400,005	0	0	20,340	3,054,322
Vice President

A. Patrick Bernard	2013	$398,600	$0	$298,952	$298,953	$427,100	$106,484	$1,530,089
Senior Executive	2012	398,600	97,657	74,739	74,735	410,600	165,115	1,221,446
Vice President	2011	379,600	0	224,203	224,217	669,045	160,205	1,657,270

William B. Masters	2013	$437,800	$0	$273,619	$273,621	$318,500	$245,796	$1,549,336
Executive Vice	2012	425,000	96,688	98,424	98,411	306,200	94,815	1,119,538
President and General Counsel	2011	364,000	0	167,223	167,209	559,650	82,317	1,340,399

(1)	Amounts reflect the aggregate grant date fair value of the restricted stock awards. Restricted stock awards are valued on the date of grant at the closing sale price per share of our common stock. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2013. Due to the change in timing of our long-term incentive awards, only an incremental grant was made in 2012, resulting in lower grant values reported that year.

(2)	The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the named executive officers during 2013. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2013. Due to the change in timing of our long-term incentive awards, only an incremental grant was made in 2012, resulting in lower grant values reported that year.

(3)	The amounts reflect the annual cash incentive awards received by our named executive officers for the applicable fiscal year and the payout of performance share units (PSUs) that vested on the last day of the applicable fiscal year. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs.

(4)	For 2013, includes (i) annual contributions to the executive’s retirement account under the supplemental executive retirement plan and matching contributions to our 401(k) plan, (ii) life insurance premiums paid by the Company for the benefit of the executives, and (iii) the value of perquisites, consisting of payments made under the Exec-U-Care program during 2013, the provision of an automobile allowance, including fuel and maintenance costs, and relocation expense reimbursements to our executives, as set forth below:

Name	Retirement Plans Contributions	Life Insurance Premiums	Exec- U- Care	Automobile	Relocation
Mr. Dunlap	$76,625	$1,332	$1,694	$18,000	$—
Mr. Taylor	$141,200	$1,332	$5,728	$14,261	$—
Mr. Moore	$115,059	$1,332	$0	$9,600	$—
Mr. Bernard	$84,639	$1,332	$1,891	$18,622	$—
Mr. Masters	$50,287	$1,332	$9,249	$6,613	$178,315

Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding our relocation program.

(5)	Mr. Moore became an executive officer upon our acquisition of Complete on February 7, 2012.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards

During 2013

Name	Grant Date	No. of Units Granted Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
David D. Dunlap
Annual Bonus(1)	—		$576,000	$1,152,000	$2,304,000
PSUs	1/15/2013	28,800	1,440,000	2,880,000	5,760,000
Restricted Stock	1/15/2013					62,527			$1,439,997
Stock Options	1/15/2013						160,356	$23.03	1,439,997

Robert S. Taylor
Annual Bonus(1)	—		$206,000	$412,000	$824,000
PSUs	1/15/2013	9,270	463,500	927,000	1,854,000
Restricted Stock	1/15/2013					20,126			$463,502
Stock Options	1/15/2013						51,615	23.03	463,503

Brian K. Moore
Annual Bonus(1)	—		$210,900	$421,800	$843,600
PSUs	1/15/2013	8,436	421,800	843,600	1,687,200
Restricted Stock	1/15/2013					18,315			$421,794
Stock Options	1/15/2013						46,971	23.03	421,800

A. Patrick Bernard
Annual Bonus(1)	—		$139,510	$279,020	$558,040
PSUs	1/15/2013	5,979	298,950	597,900	1,195,800
Restricted Stock	1/15/2013					12,981			$298,952
Stock Options	1/15/2013						33,291	23.03	298,953

William B. Masters
Annual Bonus(1)	—		$153,230	$306,460	$612,920
PSUs	1/15/2013	5,473	273,650	547,300	1,094,600
Restricted Stock	1/15/2013					11,881			$273,619
Stock Options	1/15/2013						30,470	23.03	273,621

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2013 under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary upon our achievement of certain pre-established performance measures. The named executive officers did not receive any payout pursuant to this program for 2013. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding our annual incentive program.

(2)	The amounts shown reflect grants of PSUs under our stock incentive plans. The PSUs have a three-year performance period. The performance period for the PSUs granted on January 15, 2013 is January 1, 2013 through December 31, 2015. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the PSUs and the LTI awards made by the Compensation Committee.

(3)	The stock options and shares of restricted stock were granted under our stock incentive plans, and vest ratably over a three-year period. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the LTI awards made by the Compensation Committee.

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2013.

Outstanding Equity Awards at 2013 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David D. Dunlap	144,370	—		$25.49	04/28/2020	103,155	$2,744,955
	60,211	—		$34.60	12/10/2020
	44,478	22,238	(3)	$28.59	12/08/2021
	24,640	12,320	(3)	$28.57	02/10/2022
	—	160,356	(4)	$23.03	01/15/2023
Robert S. Taylor	136,200	—		$10.66	08/10/2014	33,126	$881,483
	60,000	—		$17.46	06/24/2015
	24,000	—		$24.99	02/23/2016
	14,591	—		$35.69	12/14/2016
	15,908	—		$35.84	12/06/2017
	41,186	—		$12.86	12/04/2018
	27,655	—		$20.30	12/10/2019
	40,725	—		$21.93	04/01/2020
	18,246	—		$34.60	12/10/2020
	13,492	6,745	(3)	$28.59	12/08/2021
	8,946	4,473	(3)	$28.57	02/10/2022
	—	51,615	(4)	$23.03	01/15/2023
Brian K. Moore	19,918	—		$20.01	04/20/2016	158,188	$4,209,383
	20,998	—		$16.56	01/31/2017
	31,437	—		$16.29	03/20/2017
	44,276	—		$23.29	01/31/2021
	13,359	26,718	(5)	$28.09	01/31/2022
	—	46,971	(4)	$23.03	01/15/2023
A. Patrick Bernard	50,483	—		$10.66	08/10/2014	22,010	$585,686
	37,500	—		$17.46	06/24/2015
	15,000	—		$24.99	02/23/2016
	9,120	—		$35.69	12/14/2016
	13,729	—		$35.84	12/06/2017
	33,824	—		$12.86	12/04/2018
	22,712	—		$20.30	12/10/2019
	40,725	—		$21.93	04/01/2020
	14,984	—		$34.60	12/10/2020
	11,080	5,541	(3)	$28.59	12/08/2021
	3,778	1,888	(3)	$28.57	02/10/2022
	—	33,291	(4)	$23.03	01/15/2023
William B. Masters	8,413	—		$40.69	02/28/2018	19,611	$521,849
	25,227	—		$12.86	12/04/2018
	16,939	—		$20.30	12/10/2019
	32,000	—		$21.93	04/01/2020
	11,175	—		$34.60	12/10/2020
	8,264	4,131	(3)	$28.59	12/08/2021
	4,974	2,487	(3)	$28.57	02/10/2022
	—	30,470	(4)	$23.03	01/15/2023

(1)	The shares of restricted stock held by our named executive officers as of December 31, 2013 vest as follows:

Name	Total Unvested Restricted Stock	Vesting Schedule
Mr. Dunlap	103,155	18,759 shares vesting on 1/1/14
		20,842 shares vesting on 1/15/14
		5,687 shares vesting on 2/10/14
		10,494 shares vesting on 1/1/15
		20,842 shares vesting on 1/15/15
		5,688 shares vesting on 2/10/15
		20,843 shares vesting on 1/15/16

Mr. Taylor	33,126	5,687 shares vesting on 1/1/14
		6,709 shares vesting on 1/15/14
		2,065 shares vesting on 2/10/14
		3,183 shares vesting on 1/1/15
		6,708 shares vesting on 1/15/15
		2,065 shares vesting on 2/10/15
		6,709 shares vesting on 1/15/16

Mr. Moore	158,188	6,105 shares vesting on 1/15/2014
		11,599 shares vesting on 1/31/2014
		58,338 shares vesting on 6/15/2014
		6,105 shares vesting on 1/15/2015
		11,599 shares vesting on 1/31/2015
		58,337 shares vesting on 12/12/2015
		6,105 shares vesting on 1/15/2016

Mr. Bernard	22,010	4,671 shares vesting on 1/1/14
		4,327 shares vesting on 1/15/14
		872 shares vesting on 2/10/14
		2,614 shares vesting on 1/1/15
		4,327 shares vesting on 1/15/15
		872 shares vesting on 2/10/15
		4,327 shares vesting on 1/15/16

Mr. Masters	19,611	3,485 shares vesting on 1/1/14
		3,961 shares vesting on 1/15/14
		1,148 shares vesting on 2/10/14
		1,949 shares vesting on 1/1/15
		3,960 shares vesting on 1/15/15
		1,148 shares vesting on 2/10/15
		3,960 shares vesting on 1/15/16

(2)	Based on the closing price of our common stock on December 31, 2013 of $26.61, as reported on the NYSE.

(3)	The unvested options will vest on December 31, 2014.

(4)	The unvested options will vest in three equal increments on January 15, 2014, 2015 and 2016.

(5)	The unvested options will vest in equal increments on January 31, 2014 and 2015.

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2013 for each of the named executive officers. There were no stock option exercises during 2013.

Option Exercises and Stock Vested in 2013

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
David D. Dunlap	25,303	$654,043
Robert S. Taylor	2,065	$53,793
Brian K. Moore	—	$0
A. Patrick Bernard	872	$22,716
William B. Masters	1,149	$29,931

(1)	The amount realized is based on the closing sale price on the applicable date of vesting of the restricted stock award, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Supplemental Executive Retirement Plan

In December 2008, the Compensation Committee adopted the Supplemental Executive Retirement Plan (the SERP), which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP are in the form of credits to a notional account maintained for each participant. Under the SERP, the Company generally makes annual contributions ranging from 2.5% to 25% of salary and annual cash bonus to a retirement account based on the participant’s age and years of service. Current executives who had combined age and years of service of at least 55 as of December 31, 2008, receive higher annual contributions under the SERP, ranging from 10% to 35% of base salary and annual cash bonus. The highest annual contribution made during 2013 was 35%. The 2013 annual contributions are reflected in the “Nonqualified Deferred Compensation for Fiscal Year 2013” table below. The Compensation Committee, in its sole discretion and if it deems appropriate for any reason, may also make discretionary contributions to a participant’s retirement account. See “Executive Compensation — Compensation Discussion and Analysis” for more information.

A participant vests in his SERP retirement account upon the earliest to occur of: (i) attaining six years of service (including service prior to the adoption of the SERP), upon which amounts in the SERP account vest in 20% annual increments provided the participant remains employed; (ii) attaining age 65; (iii) a change of control; (iv) becoming disabled; or (v) termination of the participant’s employment without cause by the Company. Participants may also forfeit the vested amounts in their retirement accounts if they are terminated for cause or, if within 36 months of a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company. Following the end of each plan year, retirement accounts are adjusted to reflect earnings on the average daily balance of the accounts during the year. The accounts are adjusted to reflect earnings at a rate of interest determined annually, equal to the Company’s after-tax long-term borrowing rate. Upon a separation from service, participants are paid the vested amount of their SERP retirement accounts in a lump sum or installments, as elected by the participant, commencing on the first business day of the seventh month following separation from service.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan (the NQDC Plan) provides an income deferral opportunity for executive officers and certain senior managers of the Company who qualify for participation. The NQDC Plan is administered by its administrative committee, which is comprised of senior managers in the Company appointed by the Chief Executive Officer of the Company (the NQDC Administrative Committee). Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the NQDC Plan may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 50% of the payout value of any performance share units (i.e., the cash portion of such awards). Participants are immediately 100% vested in their benefits under the NQDC Plan, and earn a return on their deferred compensation that is based on hypothetical investments in certain specified mutual funds from which the participants may select. The NQDC Plan is unfunded, but the Company may make contributions to a rabbi trust, in which funds are set aside to pay benefits and invested in a manner designed to provide returns that are similar to those produced by the participants’ hypothetical investments. The amounts set aside in the rabbi trust are subject to the claims of the Company’s creditors. The NQDC Plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over a 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s termination of employment (unless the participant is at least age 55 with at least five years of service at termination, in which case the participant’s payments shall commence but installment elections will be honored) or following a participant’s death or disability. Although the NQDC Plan provides that upon approval by our Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide a match.

Nonqualified Deferred Compensation for 2013

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/13
David D. Dunlap
NQDC Plan	—	—	$62,085(3)	—	$258,201(5)
SERP	—	$67,425	$11,014(4)	—	$344,494(6)
Robert S. Taylor
NQDC Plan	—	—	$19,013(3)	$(106,904)	$163,455(5)
SERP	—	$131,000	$33,676(4)	—	$978,134(6)
Brian K. Moore
NQDC Plan	—	—	—	—	—
SERP	—	$105,859	—	—	$105,859
A. Patrick Bernard
NQDC Plan	$215,753	—	$1,062,690(3)	—	$4,420,317(5)
SERP	—	$74,439	$20,975(4)	—	$602,084(6)
William B. Masters
NQDC Plan	$70,209	—	$10,658	—	$80,867
SERP	—	$40,087	$8,276(4)	—	$248,269(6)

(1)	Of the contributions reflected in this column, the following contributions are part of the total compensation for 2013 and are included under the salary column in the “Summary Compensation

Table” herein: Mr. Bernard — $39,860 and Mr. Masters — $21,865. The remainder of the contributions reported in this column were part of the total compensation reported for 2012 but paid in 2013.

(2)	The amounts reflected are part of each executive’s total compensation for 2013, and are included under the all other compensation column in the “Summary Compensation Table” herein.

(3)	With regard to the NQDC Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2013 was as follows:

Fund	One Year Total Return
Model Portfolio — Conservative	1.33%
Model Portfolio — Moderate/Conservative	8.97%
Model Portfolio — Moderate	15.51%
Model Portfolio — Moderate/Aggressive	21.35%
Model Portfolio — Aggressive	28.26%
Nationwide VIT Money Market V	0%
PIMCO VIT Total Return Admin	-1.96%
PIMCO VIT Real Return Admin	-9.22%
MFS VIT Value Svc	35.59%
Dreyfus Stock Index Initial	32.03%
American Funds IS Growth 2	30.10%
JPMorgan IT Mid Cap Value 1	32.30%
Morgan Stanley UIF Mid Cap Growth I	37.49%
Royce Capital Small Cap	34.75%
Vanguard VIF Small Company Growth Inv	46.54%
MFS VIT II International Value Svc	27.63%
American Funds IS International 2	21.63%
Invesco VIF Global Real Estate I	2.71%

(4)	Pursuant to the terms of the SERP, aggregate earnings for 2013 were calculated at a rate of interest equal to 4.14%, which was our after-tax long-term borrowing rate.

(5)	Of the contributions reflected in this column, $39,787 of Mr. Bernard’s contributions are part of his total compensation for 2012, and $358,099 of Mr. Bernard’s contributions are part of his total compensation for 2011, each of which are included under the applicable salary column in the “Summary Compensation Table” herein.

(6)	The following amounts reflected in this column for each named executive officer are part of his total compensation for 2012 and are included under the all other compensation column in the “Summary Compensation Table”: Mr. Dunlap — $132,050, Mr. Taylor — $208,160, Mr. Bernard — $128,118, and Mr. Masters — $61,905. The following amounts reflected in this column for each named executive officer are part of his total compensation for 2012 and are included under the all other compensation column in the “Summary Compensation Table”: Mr. Dunlap — $98,955, Mr. Taylor — $187,200, Mr. Bernard — $122,640, and Mr. Masters — $56,175.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In addition to the post-employment benefits provided under the Company’s 401(k) plan, the SERP and the NQDC Plan (described above), we have also entered into employment agreements with each of our named executive officers entitling them to severance benefits upon a termination of employment by the Company under certain conditions or in connection with a change of control of the Company, as discussed below. We assumed an employment agreement providing for similar benefits between Mr. Moore and Complete in connection with the our acquisition of Complete on February 7, 2012, as discussed below. In connection with the anticipated expiration of this assumed employment agreement, we entered into an employment agreement with Mr. Moore, effective January 1, 2015, that is identical to the employment agreements entered into with our other named executive officers. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.

Set forth below is a description of the employment agreements and Change of Control Severance Plan in place with each of our named executive officers. As required by the SEC’s disclosure rules, we have included disclosure quantifying the potential payments to our named executives under various termination and change of control scenarios based on the agreements in place as of December 31, 2013.

Executive Employment Agreements and Severance Program

In December 2012, we entered into employment agreements with our executive officers, and also adopted a new Change of Control Severance Plan, which became effective for most of our executives in June 2013. See “Executive Compensation — Compensation Discussion and Analysis,” for a more detailed discussion of the impetus behind this new program and the process the Compensation Committee and our Board undertook in designing and implementing the new program.

New Employment Agreements — All Executive Officers.    The employment agreements with our executive officers became effective on June 15, 2013, except that Mr. Moore’s agreement will not become effective until January 1, 2015. The initial term of each employment agreement is three years, and the term automatically extends on June 15, 2015 (January 1, 2017 for Mr. Moore) and each anniversary thereof for an additional year unless either the executive or the Company provides at least 60 days prior written notice of that party’s election not to extend the term. The employment agreements provide that our executive officers will:

•	receive a base salary that is no less than their base salaries in effect on January 1 of the year the agreement becomes effective,

•	be eligible for annual incentive bonuses and long-term incentive awards as approved by the Compensation Committee,

•	participate in the retirement and welfare benefit plans of the Company, and

•	be participants in the Change of Control Severance Plan.

Incapacity, No Cause, Good Reason.    Under the employment agreements, if (i) the Company terminates an executive’s employment due to the executive’s incapacity, or (ii) the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason and such termination does not occur within six months before or 24 months after a change of control (as defined in the Change of Control Severance Plan), then the Company will be required to pay or provide to the executive:

•

the executive’s base salary through the date of termination, any unpaid incentive compensation for calendar years completed prior to the date of termination, any rights under the terms of equity awards and any medical or other welfare benefits required by law (the Accrued Amounts);

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to two times the sum of the executive’s (1) annual salary plus (2) target annual bonus; and

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to the executive’s target annual bonus for the year of termination, pro-rated for days of employment during such year; and

•

continued participation in the Company’s group health benefit plans for a period of 24 months for the executive and the executive’s spouse and/or family, as applicable (the Welfare Continuation Benefit).

The payments and benefits described in connection with such terminations are subject to the executive’s timely execution of a release of claims against the Company, and are also subject to the six month payment delay requirements under Internal Revenue Code Section 409A, if applicable.

No Cause or Good Reason with Change of Control.    If the executive is terminated by the Company without cause or if the executive terminates his employment for good reason and such termination occurs within six months before or 24 months after a change of control, then the Company will be required to pay or provide to the executive:

•	the Accrued Amounts;

•	a cash severance payment pursuant to the terms of the Change of Control Severance Plan (described further below in this section);

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to the executive’s target annual bonus for the year of termination, pro-rated for days of employment during such year;

•	outplacement services for one year after termination at a cost of up to $10,000; and

•	the Welfare Continuation Benefit.

The executive is liable for any taxes, including any excise taxes on excess parachute payments, on the executive due to payments or benefits pursuant to the employment agreement and the Change of Control Severance Plan.

Cause.    If the executive is terminated by the Company for cause, due to the executive’s death or by the executive without good reason, then the Company will only be required to pay to the executive (or to the executive’s estate) the Accrued Amounts.

Each employment agreement contains an indefinite confidentiality and protection of information covenant and a mutual non-disparagement covenant extending for one year after termination of employment. If the executive is terminated by the Company for cause or if the executive terminates the executive’s employment without good reason, the executive will be bound by a non-compete and non-solicitation covenant extending for one year after the date of the executive’s termination.

Change of Control Severance Plan.    The Company’s Change of Control Severance Plan became effective June 15, 2013. Each executive participates in this plan beginning on the effective date of his new employment agreement.

Participants in the Change of Control Severance Plan are entitled to a cash severance payment only if the participant’s employment is terminated by the Company not for cause or by the participant for good reason during the period beginning six months prior to a change of control and ending 24 months after the change of control (each as defined in the plan). The severance payments are made from a sharing pool that is calculated as of the date of the change of control as a percentage of the transaction value at the time of the change of control (with such sharing pool increasing or decreasing as such transaction value increases or decreases, respectively). A participant’s interest in the sharing pool is not set in advance, and is determined at the time of the change of control as described below. Participants in the Change of Control Severance Plan are liable for any taxes, including any excise taxes on excess parachute payments.

Calculation of change of control severance benefits.    Under the plan, at the time of a change of control, the Compensation Committee will determine each participant’s severance benefit as if the participant had experienced a qualifying termination on the date of the change of control. The severance benefit determined by the Compensation Committee to be potentially payable to each participant is final and binding.

The severance benefit is equal to each participant’s portion of the sharing pool, which is the total cash available under the plan to be distributed to all the participants as cash severance. As noted above, each participant’s severance benefit will be determined based on the assumption that the participant is terminated on the date of the change of control, and will also be determined according to two principles: (1) each participant receives as “net after-tax benefit” the same percentage (to within +/- 0.1%) of the total net after-tax benefit that would be received by all participants under the plan as his or her percentage interest; and (2) the total net after-tax benefit received by all participants is maximized. Under the plan, each participant’s “net after-tax benefit” is the sum of the participant’s total change of control value and severance benefit, reduced by the total tax liability (as such terms are defined in the plan).

Determination of “sharing pool.”    The total severance benefits payable under the plan may not exceed the “sharing pool.” The sharing pool is determined based on the transaction value (as defined in the plan, but generally includes the consideration paid for the outstanding shares of our common stock plus any debt assumed less cash assumed) at the time of the change of control, as follows:

Transaction Value (in Billions)	Sharing Pool (8 Executives)	Sharing Pool as a Percentage of Transaction Value (Approximate)
$1.0	$15,000,000	1.50%
$2.0	$18,725,601	0.94%
$2.5	$19,726,908	0.79%
$3.0	$20,745,266	0.69%
$3.5	$21,781,202	0.62%
$4.0	$22,835,260	0.57%
$4.5	$23,908,000	0.53%
$5.0	$25,000,000	0.50%
$5.5	$26,092,000	0.47%
$6.0	$27,203,260	0.45%
$6.5	$28,334,358	0.44%
$7.0	$29,485,889	0.42%
$7.5	$30,658,465	0.41%
$8.0	$31,852,719	0.40%
$8.5	$33,069,301	0.39%
$9.0	$34,308,880	0.38%
$9.5	$35,572,146	0.37%
$10.0	$36,859,811	0.37%
$10.5	$38,172,605	0.36%
$11.0	$39,511,283	0.36%
$20.0	$50,000,000	0.25%

If the actual transaction value at the time of a change of control falls between the transaction values shown above, the sharing pool will be interpolated, and the Compensation Committee will determine the sharing pool should the applicable transaction value fall outside the values above. In addition, the sharing pool values above will be adjusted if new participants are added or removed from the plan between the effective date of the plan and the date of the change of control. Specifically, the sharing pool will be decreased or increased, as applicable, by the amount that is equal to the applicable transaction value multiplied by 0.07% or 0.04% if the individual is in the top half or bottom half, respectively, of participants ranked by their “combined compensation” (as defined in the plan), as determined by the Compensation Committee. In addition, the plan provides discretion to the Compensation Committee to adjust the sharing pool in connection with the inclusion of a new participant following the Company’s acquisition of that participant’s former employer. Under the plan, a participant’s “combined compensation” is the sum value of the participant’s base salary, target bonus, and unvested long-term incentives, as those terms are defined in the plan.

Calculation of participant’s percentage interest in the sharing pool.  Each participant’s interest, or “participation alignment,” in the sharing pool is initially determined by dividing the participant’s “combined compensation” by the sum of the combined compensation for all participants, thus resulting in a percentage amount for each participant which, in total, add up to 100%. The difference between the participation alignment of the participant with the highest combined compensation and the participation alignment of the participant with the second highest combined compensation of all the participants as of the date of the change of control may not exceed the percentage that is equal to (1/n)% +12%, where n is the number of participants as of the date of the change of control. If necessary, the participation alignment of the participant with the highest combined compensation as of the date of the change of control will be decreased and the participation alignments of each of the other participants increased on a pro rata basis such that (1) the rule contained in the preceding sentence is respected and (2) the sum of the participation alignments of all participants is equal to 100% (effectively capping the highest paid executive’s benefit).

Employment Agreement — Mr. Moore.    We assumed Mr. Moore’s prior employment agreement with Complete effective February 7, 2012 in connection with our acquisition of Complete. We have given Mr. Moore notice that we will not renew this agreement, which will expire by its terms on December 31, 2014, unless earlier terminated as provided therein. As discussed above, we entered into a new employment agreement with Mr. Moore, to be effective January 1, 2015. The current agreement provides benefits for termination by the Company with or without cause or by Mr. Moore for good reason. The agreement also provides for termination by Mr. Moore under certain circumstances relating to a change of control of the Company, and it contains certain non-competition and other provisions intended to protect our interests in the event he ceases to be employed. Under the agreement, Mr. Moore would have been entitled to receive benefits from the Company if he experienced a qualifying termination of employment during the two-year period following our acquisition of Complete, or until February 7, 2014.

No Cause.  Pursuant to the agreement, in the event Mr. Moore is terminated by the Company other than for cause, Mr. Moore will be entitled to receive, in addition to any other amounts payable:

•	a lump-sum payment within 70 days after the date of such termination in an amount equal to the sum of:

¡

one and two-thirds times (1.67x) the sum of his base salary plus the greater of (i) seventy-five percent (75%) of his base salary, or (ii) the highest annual bonus earned in the preceding three fiscal years; plus

¡	seventy-five percent (75%) of his base salary pro-rated to the days of service with the Company prior to termination, including date of termination;

•	lump-sum payment in lieu of an automobile allowance for up to 20 months following the date of termination; and

•	health and disability coverage and benefits for up to 20 months following the date of termination.

In addition, all of Mr. Moore’s unvested stock options and restricted stock would immediately vest and his options would have an additional twelve months to exercise, but in no event later than the tenth anniversary of the option grant date.

No Cause or Good Reason with Change of Control.    In the event Mr. Moore’s employment is terminated by the Company without cause or he leaves under certain circumstances during the period beginning six months prior to and ending two years following a change of control (including the change of control of Complete), Mr. Moore would be entitled to receive, in addition to any other amounts payable:

•	a lump-sum payment within 70 days after the date of such termination in an amount equal to the sum of:

¡

two and one half times (2.5x) the sum of his base salary plus the greater of (i) seventy-five percent (75%) of his base salary or (ii) the highest annual bonus earned in the preceding three fiscal years, plus

¡	seventy-five percent (75%) of his base salary pro-rated for the number of days of service with the Company prior to termination, including date of termination, plus

¡

two and one half times (2.5x) the amount we would be required to contribute to his 401(k), deferred compensation and other retirement plans based on his base salary and the Company contributions then in effect, plus

¡	two and one half times (2.5x) his annual car allowance.

•	health and disability coverage and benefits for up to two and half years following the date of termination.

In addition, all of Mr. Moore’s unvested stock options and restricted stock would immediately vest and he would have an additional twelve months to exercise his options, but in no event could he exercise them later than the tenth anniversary of the applicable grant date. Further, Mr. Moore is entitled to receive additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the compensation and benefits provided.

Except as otherwise noted, the following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2013 termination date, and where applicable, using the closing price of our common stock of $26.61 (as reported on the NYSE as of December 31, 2013). Excluded are benefits provided to all employees, such as accrued vacation and benefits provided by third parties under our life and other insurance policies. Also excluded are benefits our named executive officers would receive upon termination of employment under the SERP and the NQDC Plan, as described above, as well as benefits under our 401(k) plan. The table also assumes the following:

•	the number of participants in the Change of Control Severance Plan is eight (Mr. Moore will not become a participant until January 1, 2015)

•	the transaction value on December 31, 2013 is $5.701 billion (estimated value assumes equity based on December 31, 2013 stock price plus all outstanding debt on the December 31, 2013 balance sheet)

•	the corresponding sharing pool is $26,538,727

Name	Lump Sum Severance Payment	Options (Unvested and Accelerated)	Restricted Stock (Unvested and Accelerated)	Performance Share Units (Accelerated)	Health Benefits	Tax Gross-Up	Total
David D. Dunlap
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$574,074	$2,744,955	(3)	n/a	n/a	$3,319,029
• Disability/Incapacity	$5,376,000	$574,074	$2,744,955	(3)	$34,704	n/a	$8,729,733
• Termination – No Cause	$5,376,000	(2)	(2)	(3)	$34,704	n/a	$5,410,704
• Termination – Good Reason	$5,376,000	n/a	n/a	(3)	$34,704	n/a	$5,410,704
• Termination after Change of Control(1)	$11,363,845	$574,074	$2,744,955	$11,310,000	$34,704	n/a	$26,027,578
Robert S. Taylor
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$184,782	$881,483	(3)	n/a	n/a	$1,066,265
• Disability/Incapacity	$2,266,000	$184,782	$881,483	(3)	$31,776	n/a	$3,364,041
• Termination – No Cause	$2,266,000	(2)	(2)	(3)	$31,776	n/a	$2,297,776
• Termination – Good Reason	$2,266,000	n/a	n/a	(3)	$31,776	n/a	$2,297,776
• Termination after Change of Control(1)	$2,650,093	$184,782	$881,483	$3,654,000	$31,776	n/a	$7,402,134
Brian K. Moore
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$168,156	$3,592,084	(3)	n/a	n/a	$3,760,240
• Termination – No Cause	$2,679,608	$168,156	$4,209,383	(3)	$26,740	n/a	$7,083,887
• Termination – Change in Control	$3,824,800	$168,156	$4,209,383	$1,687,200	$40,110	$0	$10,194,297
A. Patrick Bernard
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$119,182	$585,686	(3)	n/a	n/a	$704,868
• Disability/Incapacity	$1,634,260	$119,182	$585,686	(3)	$31,008	n/a	$2,370,136
• Termination – No Cause	$1,634,260	(2)	(2)	(3)	$31,008	n/a	$1,665,268
• Termination – Good Reason	$1,634,260	n/a	n/a	(3)	$31,008	n/a	$1,665,268
• Termination after Change of Control(1)	$3,459,429	$119,182	$585,686	$2,391,600	$31,008	n/a	$6,586,905
William B. Masters
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$109,083	$521,849	(3)	n/a	n/a	$630,931
• Disability/Incapacity	$1,794,980	$109,083	$521,849	(3)	$31,272	n/a	$2,457,184
• Termination – No Cause	$1,794,980	(2)	(2)	(3)	$31,272	n/a	$1,826,252
• Termination – Good Reason	$1,794,980	n/a	n/a	(3)	$31,272	n/a	$1,826,252
• Termination after Change of Control(1)	$3,392,169	$109,083	$521,849	$2,157,000	$31,272	n/a	$6,211,373

(1)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding PSUs would be paid out as if the maximum level of performance had been achieved. Each executive is also entitled to outplacement assistance of up to $10,000, and the lump sum severance payment due each executive includes the following:

Name	Change of Control Severance Plan Payment	Target Bonus Payment
Mr. Dunlap	$10,211,845	$1,152,000
Mr. Taylor	$2,238,093	$412,000
Mr. Bernard	$3,180,409	$279,020
Mr. Masters	$3,085,709	$306,460

(2)	Pursuant to the terms of the restricted stock and stock option agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock and stock options.

(3)	Pursuant to the terms of the PSU award agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive retains a pro-rata portion of outstanding PSUs based on his employment during the performance period, and the remaining units will be forfeited. The retained units will be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the executive or a termination by the Company for cause, all outstanding units are forfeited.

Equity Compensation Plan Information as of December 31, 2013

The following table presents information as of December 31, 2013, regarding compensation plans under which shares of our common stock may be issued to employees and non-employees as compensation.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,860,659	(1)	$21.53	(2)	10,767,930	(4)
Equity compensation plans not approved by security holders	321,198	(3)	$19.99	(2)	0

Total	5,181,857	(1)			10,767,930	(4)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the payout of 324,481 vested restricted stock units. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	The weighted-average remaining term of the outstanding stock options as of December 31, 2013 from plans approved by security holders is 4.7 years and from plans not approved by security holders is 5.6 years.

(3)	Represents the number of securities to be issued pursuant to outstanding options granted by Complete that were assumed in our acquisition of Complete.

(4)	As of December 31, 2013, there were 7,866,259 shares of our common stock remaining available for future issuance under our 2013 Stock Incentive Plan, all of which could be issued under the terms of such plan upon the exercise of stock options or stock appreciation rights and in the form of restricted stock, restricted stock units or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of our common stock. In addition, there were 2,901,671 shares remaining available for issuance under the 2013 Employee Stock Purchase Plan.

STOCKHOLDER PROPOSAL

(PROPOSAL 4)

We have received a stockholder proposal from the American Federation of State, County and Municipal Employees Pension Plan (AFSCME), 1625 L Street, N.W., Washington, D.C. 20036-5687, for presentation at the annual meeting. We will provide the number of shares of our common stock held by the proponent upon request to our Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

Vote Required

Approval of the stockholder proposal would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

Our Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder proposal for the reasons set forth after the proposal.

AFSCME’s proposal is as follows:

RESOLVED, that stockholders of Superior Energy Services, Inc. (“Superior”) urge the Board of Directors to report to stockholders, at reasonable cost and omitting proprietary information, on Superior’s process for comprehensively identifying and analyzing potential and actual human rights risks across Superior’s operations and supply chain (referred to herein as a “human rights risk assessment”), addressing the following:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making.

The report should be made available to stockholders on Superior’s website no later than November 30, 2014.

Supporting Statement

As long-term stockholders, we favor policies and practices that protect and enhance the value of our investments, and we need full disclosure of the risks Superior may face related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, which can adversely affect shareholder value, to be able to take them into account when making investment decisions.

Superior does not publicly disclose that it has adopted and follows a code of conduct that specifically addresses human rights issues. Also, Superior does not inform its stockholders that it engages in any assessments of the risks to shareholder value posed by human rights practices in its operations and supply chain in order to effectively translate such a code of conduct into protective practices.

The importance of corporate human rights risk assessments is reflected in the United Nations Guiding Principles on Business and Human Rights (the Ruggie Principles) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence . . . assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf)

Superior’s business — specialized oilfield services and equipment — exposes the company to significant human rights risks. As Superior acknowledged in its most recent 10-K, “due to the unsettled political conditions in many oil producing countries, our operations, revenue and profitability are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls and governmental actions.” Superior has operations in approximately 70 countries, and areas in which it operates that present “significant risk include the Middle East, Colombia, Indonesia, Kazakhstan, Nigeria and Mexico.” (10-K for 2012, at 13-14)

One of Superior’s subsidiaries has operations in Burma (Myanmar), where human rights abuses are well documented. (http:www.offshoreenergytoday.com/hallin-marine-starts-support-job-at-zawtika-gas-field-offshore-myanmar/; http://www/state/gov/j/drl/rls/hrrpt/humanrightsreport/index.htm?year=2012&dlid=204190#wrapper) A human rights risk assessment and report would help Superior satisfy new federal requirements for US companies investing more than $500,000 in Burma, which require annual reporting on the company’s due diligence policies and procedures on human rights as they relate to the company’s operations and supply chain in Burma. (“U.S. Companies Investing in Myanmar Must Show Steps to Respect Human Rights,” New York Times, June 30, 2013)

Board of Directors’ Statement in Opposition to Stockholder Proposal

Our Board opposes the proposal and, for the reasons set forth below, believes that the report is unnecessary in light of the Company’s current businesses and operations and our commitment to human rights. We further believe that the proposal would unwisely consume Company resources and lead to unnecessary cost with no corresponding benefit to the Company, our customers or stockholders or people suffering human rights violations throughout the world.

While the Company does have operations in over 70 foreign countries, no single foreign country represents a significant part of our business and a very significant number of those countries do not have human rights abuse issues. For each of the years ended December 31, 2013 and 2012, less than 20% of our total revenues were generated outside of the United States and less than 17% of our total employees were located outside of the United States. Of our international revenues, approximately 28% was derived from our Drilling Products and Services segment, and constitute rental tools and equipment. The remaining international revenues were generated primarily from specialized contracted services that we provided through our own labor force. Our international lines of business do not involve intensive labor or supply chains which implicate the serious concerns that the proposal attempts to address. As the Company expands its international offerings and businesses to involve labor or supply chains, it may become prudent for the Company to take steps to assess the specific risks that may come from human rights abuses in those expanded markets.

Our stockholders, customers, suppliers, and employees represent a wide variety of races, religions, cultures and nationalities. We support fundamental human rights for all people and expect those with whom we conduct business to do the same. As a service provider to several major and independent oil and gas companies throughout the world, we take very seriously our role in our customers’ businesses and their commitments to human rights, which mirror our own. As a responsible business with a commitment to upholding the dignity and rights of all people, we have never received a complaint from a government organization or other person alleging a human rights violation, and we support universal human rights as defined by the United Nations Universal Declaration of Human Rights. Our business values reflect that we strive to treat our customers and employees with respect, honesty, fairness and reliability and our highest priorities are the health and safety of our employees and others as we continue to maintain high labor standards at our facilities around the world.

We also operate under a Code of Business Ethics and Conduct (the Code), which can be found on our website at www.superiorenergy.com on the investor relations page, and which documents our uncompromising efforts to uphold the highest standards of business ethics and personal integrity, and to operate in full compliance with all laws and regulations, a minimum standard to which our personnel are expected to hold themselves. Beyond merely adhering to the letter of the existing laws, we expect our personnel to honor the spirit that underlies them by basing all decisions on legal and regulatory rules, the Code, and our business values. While the Code does not specifically address human rights, it does mandate fair dealing by our employees in all facets of our business, and prohibits our employees from taking advantage of any person. The spirit, intent and plain meaning of the Code does confirm the Company’s commitment to human rights. Employees are expected to promptly report to management if there is any reason to suspect that anyone in the Company has violated any law, internal control or policy in the Code so that management can take appropriate action, and we provide a toll free hotline available 24 hours a day, 7 days a week in multiple languages to address reports of wrongdoing. The Code also requires fair dealing by our employees in all facets of our business, and prohibits our employees from taking advantage of any person. We place high importance on upholding the policies that comprise the Code such that individuals who violate the Code will be subject to immediate discipline.

The Code, our business values and our culture of integrity reflect our commitment to the fundamental rights and dignity of all who encounter the Company and our operations. We believe that in light of our current international business and footprint these measures more than adequately address the concerns raised by the stockholder proposal, and that additional assessment and reporting are unnecessary, will result in diversion of corporate resources, and are not in the best interest of our stockholders, our customers or the Company.

Board of Directors’ Recommendation

Our Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder proposal.

2015 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, by December 15, 2014.

Our Bylaws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2015 annual meeting, a stockholder’s notice must be received by our Secretary between and including January 14, 2015 and February 13, 2015. Such notice must comply with the requirements set forth in our Bylaws. A copy of our Bylaws is available upon request c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors,

GREG ROSENSTEIN

Executive Vice President and Secretary

Houston, Texas

April 14, 2014

0                         ¢

SUPERIOR ENERGY SERVICES, INC.

1001 LOUISIANA STREET, SUITE 2900

HOUSTON, TEXAS 77002

YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2014.

By signing this proxy card, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side of this proxy card at our annual meeting of stockholders to be held at 9:00 a.m. Central Time on Wednesday, May 14, 2014, at our headquarters located at 1001 Louisiana Street, Houston, Texas 77002 and any adjournments thereof. To obtain directions to our headquarters, please contact us at (713) 654-2200.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 14, 2014

SUBMITTING YOUR PROXY AND VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code at right with your smartphone. Have your proxy card available when you access the web page.

Submit your proxy and voting instructions online until 11:59 p.m. Central Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. You may vote your shares in person by attending the annual meeting.	COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2014

The accompanying proxy statement and the 2013 annual report are available at https://materials.proxyvote.com/868157

Please detach along perforated line and mail this proxy card in the envelope provided IF you are not submitting your proxy and voting instructions via the Internet. i

■	20933300000000000000 4	051414

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTING INSTRUCTIONS IN BLUE OR BLACK INK AS SHOWN HERE ☒.

					FOR	AGAINST	ABSTAIN
1. Election of directors. NOMINEES:				2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

4. Stockholder proposal regarding the preparation of a human rights risk assessment report.

					☐ ☐	☐ ☐	☐ ☐

IF YOU WISH YOUR SHARES TO BE VOTED ON ALL MATTERS AS OUR BOARD OF DIRECTORS RECOMMENDS, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD. IF YOU WISH YOUR SHARES TO BE VOTED AS YOU SPECIFY ON A MATTER OR ALL MATTERS, PLEASE ALSO MARK THE APPROPRIATE BOXES ON THIS PROXY CARD.

THE PROXIES WILL VOTE YOUR SHARES: (1) AS YOU SPECIFIED, (2) AS OUR BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2014

The accompanying proxy statement and the 2013 annual report are available at https://materials.proxyvote.com/868157

Please mark, sign, date,

and return your voting

instruction card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail this voting instruction card in the envelope provided.  i

■	20933300000000000000 4	051414

SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTING INSTRUCTIONS IN BLUE OR BLACK INK AS SHOWN HERE ☒.

				FOR	AGAINST	ABSTAIN
1. Election of directors. NOMINEES:			2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

4. Stockholder proposal regarding the preparation of a human rights risk assessment report.

				☐ ☐	☐ ☐	☐ ☐

IF YOU WISH YOUR SHARES TO BE VOTED ON ALL MATTERS AS SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS, OR IF YOU WISH YOUR SHARES TO BE VOTED AS YOU SPECIFY ON A MATTER OR ALL MATTERS, PLEASE MARK THE APPROPRIATE BOXES ON THIS VOTING INSTRUCTION CARD, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

THE STOCKHOLDER OF RECORD WILL VOTE YOUR SHARES AS YOU SPECIFIED ON THIS VOTING INSTRUCTION CARD; HOWEVER, IF NO VOTING INSTRUCTIONS ARE INDICATED ON THIS VOTING INSTRUCTION CARD, THE STOCKHOLDER OF RECORD CAN ONLY VOTE YOUR SHARES ON PROPOSAL 3 (RATIFICATION OF AUDITORS) WITHOUT YOUR INSTRUCTIONS.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Beneficial Owner	Date:	Signature of Beneficial Owner	Date:

■	Note:	Please sign exactly as your name or names appear on this voting instruction card. When shares are owned jointly, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■